UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

DexCom, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April     , 2017

To Our Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of DexCom, Inc. to be held at DexCom’s offices located at 6310 Sequence Drive, San Diego, California 92121, on May 31, 2017, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the meeting.

Sincerely,

Kevin Sayer
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet at www.proxyvote.com or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. We strongly encourage you to vote.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 31, 2017 at 2:00 p.m. local time at our offices located at 6310 Sequence Drive, San Diego, California 92121, for the following purposes:

1. To elect three Class III directors to hold office until our 2020 Annual Meeting of Stockholders. DexCom’s Board of Directors has nominated the following persons for election as Class III directors:

Richard Collins

Mark Foletta

Eric J. Topol

2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3. To hold a non-binding vote on an advisory resolution to approve executive compensation.

4. To hold a non-binding advisory vote on the frequency of the advisory vote on executive compensation.

5. To amend and restate our 2015 Equity Incentive Plan to increase the number of shares reserved thereunder by an additional 3,600,000 shares and eliminate payment of dividends on unvested shares.

6. To amend our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 200,000,000 shares.

7. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is April 7, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at DexCom’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

By Order of the Board of Directors

Kevin Sayer
President and Chief Executive Officer

San Diego, California

April     , 2017

Page
Transferability	31
Administration	31
Amendments	31
Adjustments	31
Change of Control Transactions	31
Insider Trading Policy	32
U.S. Tax Consequences	32
ERISA Information	33
Required Vote	33
Recommendation of the Board	33
PROPOSAL NO. 6—AMENDMENT TO DEXCOM, INC. RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO 200,000,000 SHARES	34
Required Vote	34
Recommendation of the Board	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
EXECUTIVE OFFICERS	38
EXECUTIVE COMPENSATION	40
Compensation Discussion and Analysis	40
Executive Summary	40
Fiscal 2016 Corporate Performance	40
Fiscal 2016 Chief Executive Officer Compensation	41
Compensation Philosophy and Objectives	42
Fiscal 2016 Compensation Overview	43
Executive Compensation Policies and Practices at a Glance	44
Stockholder Advisory Vote on Executive Compensation	45
Compensation Decision-Making Process	45
Role of Compensation Committee	45
Role of Management	45
Role of Compensation Consultant	45
Compensation Peer Group	46
Competitive Positioning	46
Fiscal 2016 Compensation Elements	47
Base Salary	48
Annual Incentive Plan	48
Equity Awards	52
Fiscal 2016 Equity Award for Mr. Abbey	53
Post-Employment Compensation	54
Stock Ownership Guidelines and CEO Holding Requirements	54
Hedging and Pledging Prohibitions	55
Compensation Recovery (“Clawback”) Policy	55

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2017

INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

The accompanying proxy is delivered and solicited on behalf of the Board of Directors of DexCom, Inc., a Delaware corporation, in connection with the 2017 Annual Meeting of Stockholders, which is being held at 2:00 p.m. local time on May 31, 2017 at our offices located at 6310 Sequence Drive, San Diego, California 92121. The Notice of Internet Availability of Proxy Materials (“Notice”) and proxy statement and form of proxy are being distributed and made available on the Internet on or about April     , 2017. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. The proxy materials include our proxy statement for the annual meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the proxy card or a voting instruction card for the annual meeting.

Voting Rights

Only stockholders of record of DexCom, Inc. (“DexCom” or the “Company”) common stock on April 7, 2017, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were                      shares of common stock outstanding. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

The holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the annual meeting, the annual meeting may be adjourned by the chairperson of the annual meeting to a subsequent date for the purpose of obtaining a quorum.

For Proposal No. 1, regarding an election of directors, our Bylaws and our Corporate Governance Principles require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next annual meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision- making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available at http://investor.shareholder.com/dexcom/governance.cfm.

For Proposal No. 4, the required vote shall be a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the approval of Proposal No. 4. For Proposal No. 6, the required vote shall be a majority of our common stock issued and outstanding. Abstentions and broker non-votes will have the same effect as a vote “Against” the approval of Proposal No. 6. The other proposals require the approval of a majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether these proposals have been approved, except with regards to Proposal No. 2, which is considered a routine proposal and is subject to the discretionary vote by the holder.

On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on April 7, 2017, the record date for the annual meeting. Stockholders may not cumulate votes in the election of directors.

Admission to Meeting

You are entitled to attend the annual meeting if you were a stockholder of record or a beneficial owner of our common stock as of April 7, 2017, the record date, or you hold a valid legal proxy for the annual meeting. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Recommendations of the Board of Directors

DexCom’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3);

•	FOR a non-binding advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4);

•

FOR the approval of the DexCom, Inc. Amended and Restated 2015 Equity Incentive Plan to increase the authorized number of shares by 3,600,000 shares and to eliminate payment of dividends on unvested shares (Proposal No. 5); and

•	FOR the approval of an amendment to DexCom’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 200,000,000 (Proposal No. 6).

Voting via the Internet, by Telephone or by Mail

Holders of shares of DexCom common stock whose shares are registered in their own name with DexCom’s transfer agent, American Stock Transfer & Trust Company, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), FOR one year, for the non-binding advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4), FOR the approval of the DexCom, Inc. Amended and Restated 2015 Equity Incentive Plan to increase the authorized number of shares by 3,600,000 shares and to eliminate payment of dividends on unvested shares (Proposal No. 5), and FOR an amendment to DexCom’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 200,000,000 (Proposal No. 6) and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

DexCom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those stockholders who receive a Notice (described under “Internet Availability of Proxy Materials” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to DexCom’s Secretary at DexCom’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by DexCom. Following the original mailing of the soliciting materials, the company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Results of Annual Meeting

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K no later than four business days after the date the annual meeting ends.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As of the date of mailing of this Proxy Statement, our Board of Directors (the “Board of Directors” or “Board”) consists of nine members and is divided into three classes, each of which has a three-year term. Class I currently consists of Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos, Class II currently consists of Steven R. Altman, Barbara E. Kahn and Jay S. Skyler, and Class III currently consists of Richard Collins, Mark Foletta and Eric J. Topol. Three Class III directors are to be elected at this annual meeting to serve until our 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes I and II expire at our 2018 and 2019 Annual Meetings of Stockholders, respectively.

The nominees for Class III directors are Richard Collins, Mark Foletta, and Eric J. Topol, each of whom is a current director. Mr. Foletta has served on the Board since November 2014 and Dr. Topol has served since July 2009. The Board of Directors appointed Mr. Collins to the Board on March 9, 2017 to fill the vacancy created by the resignation of Dr. Lord. Each of Mr. Collins, Mr. Foletta and Dr. Topol has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.

Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles (available on our website at http://investor.shareholder.com/dexcom/governance.cfm), the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective shall become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Mr. Collins, Mr. Foletta and Dr. Topol has provided an irrevocable resignation.

If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

The following is biographical information as of March 17, 2017 for the nominees for Class III directors and each person whose term of office as a Class I or II director will continue after the annual meeting.

Name	Age	Position
Class I Directors
Terrance H. Gregg	68	Executive Chairman of the Board of Directors
Kevin Sayer	59	President, Chief Executive Officer (“CEO”) and Director
Nicholas Augustinos	58	Director
Class II Directors
Steven R. Altman	55	Director
Barbara E. Kahn	64	Director
Jay S. Skyler, M.D.	70	Director
Class III Directors
Mark Foletta	55	Lead Independent Director
Eric Topol, M.D.	62	Director
Richard A. Collins	60	Director

Nominees for Election for a Three-year Term Expiring at the 2020 Annual Meeting

Richard Collins has served on our Board since March 9, 2017 after being appointed to fill the vacancy left by Jack Lord’s resignation. Mr. Collins has been a self-employed consultant since October 2013. From March 2011 to October 2013 Mr. Collins was the Chief Executive Officer for UnitedHealthcare’s Northeast Region and was President, Director and/or Chairman of numerous UnitedHealthcare subsidiaries including Oxford Health Plans, Mid Atlantic Medical Services and UHC Insurance Company of New York. From July 2005 through December of 2012 Mr. Collins served as the President – Individual Line of Business for UnitedHealthcare and the Chairman and Chief Executive Officer of Golden Rule Financial Corporation. Prior to 2011, Mr. Collins also held leadership positions in pricing, underwriting and healthcare economics with UnitedHealthcare. Mr. Collins has previously served on the Boards of Fairbanks Hospital in Indianapolis, Indiana, The Nature Conservancy, United Healthcare Children’s Foundation and the Council for Affordable Health Insurance. Mr. Collins received a B.S. from Maine Maritime Academy and completed the executive development program at Harvard University’s John F. Kennedy School of Government. Mr. Collin’s significant experience in healthcare insurance and administration, including his tenure during a period in which UnitedHealthcare grew from a mid cap health insurer into one the largest public corporations in America, qualify him to serve on the Board.

Mark Foletta has served on our Board since November 2014 and has served as our Lead Independent Director since November 2015. Mr. Foletta has been the Chief Financial Officer and Executive Vice President of Tocagen, Inc. since February 2017. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a public pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to 2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider, and Regulus Therapeutics, Inc., a publicly traded biopharmaceutical company. From August 2015 to July 2016, Mr. Foletta served as the interim CFO of Biocept, Inc., an early commercial-stage publicly traded molecular oncology diagnostics company. Mr. Foletta is also on the Board of Directors of Viacyte, Inc., a private biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.

Eric Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Genomics at the Scripps Research

Institute, the Chief Academic Officer of Scripps Health, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Walgreens, Apple, and Blue Cross Blue Shield Association. In April 2009, he co-founded the West Wireless Health Institute, a non-profit foundation for applied medical research and policy on the prevention of aging. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Directors Continuing in Office Until the 2018 Annual Meeting

Terrance H. Gregg has served on our Board since May 2005 and served as our Chief Executive Officer from June 2007 until January 2015. Mr. Gregg concurrently served as our President from June 2007 to June 2011. Effective January 1, 2015, Mr. Gregg assumed a new role with DexCom as Executive Chairman of the Board of Directors. In this role, Mr. Gregg is employed as an executive officer and will continue to lead our external efforts. From 1999 to June 2007, Mr. Gregg served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and served as its Chairman from 2006 to 2007. Since 2004, Mr. Gregg served as a Special Venture Partner with Galen Collaborative Capital, a private equity firm. Since 2015, Mr. Gregg also has served on Sectoral Asset Management’s New Emerging Medical Opportunities Advisory Board, a private equity fund focused on companies involved with the development of new pharmaceuticals, medical technology and related products to serve the global healthcare market. Mr. Gregg has also operated Soleil Partners LLC, formerly THG Consulting LLC, a healthcare advisory firm since 2002. From July 2002 to September 2004, Mr. Gregg served as a senior advisor to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University. As our Executive Chairman, Mr. Gregg brings to the Board significant senior leadership, industry, technical, and global experience.

Kevin Sayer has served on our Board since November 2007 and as our President since June 2011. From January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. In connection with Mr. Gregg assuming a new role as Executive Chairman of the Board of Directors, Mr. Sayer assumed the role of Chief Executive Officer effective on January 1, 2015. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.

Nicholas (Nick) Augustinos has served on our Board since November 2009. Since December 2015, Mr. Augustinos has served as President and CEO of Aver, Inc., a company specializing in bundled payment and analytics solutions and served on the Board of Directors of Aver since September 2014. From November 2011 until December 2015, Mr. Augustinos worked for Cardinal Health, Inc. as its Senior Vice President for Health

Information Services and Strategy. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and Senior Director of Global Healthcare Operations. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (“CHCF”), which seeks to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF he served on the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors, from June 2011 until December 2014. Mr. Augustinos served on the Board of Directors of Audax Health, now Rally, from March 2012 until February 2014. With a 29-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with growth companies.

Directors Continuing in Office until the 2019 Annual Meeting

Steven R. Altman has served on our Board since November 2013. From November 2011 through January 2014, Mr. Altman served as the vice chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s executive committee. Mr. Altman previously served as the president of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman served on the board of Ubiquiti Networks, Inc., a publicly traded company that develops networking technology for service providers and enterprises, from October 2013 to December 2015. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide DexCom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of DexCom.

Barbara E. Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing and the Director of the Jay H. Baker Retailing Center at The Wharton School, where she previously served as the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., M.B.A. and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.

Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. For 22 years, Dr. Skyler also served as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes clinical trials network. He is a past President of the American Diabetes Association and a past Vice-President of the International Diabetes Federation. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to DexCom’s research and development activities. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

Under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Gregg, our Executive Chairman of the Board and our former Chief Executive Officer, and Mr. Sayer, our President and Chief Executive Officer. In making its independence determinations, the Board reviewed transactions and relationships between or among us or one of our subsidiaries or affiliates, and each director, or any member of his or her immediate family, and our independent registered public accounting firm based on information provided by the directors, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards and as required by SEC rules and regulations.

Board Leadership Structure

Our Corporate Governance Principles, available at http://investor.shareholder.com/dexcom/governance.cfm, provide that our Board of Directors shall be free to choose its Executive Chairman in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations related thereto to the Board of Directors with respect thereto as the nominating and governance committee deems appropriate. Our Corporate Governance Principles also provide that, if the Executive Chairman is also the CEO or if the Executive Chairman is a former employee, the independent directors shall designate a “lead independent director.” In such cases, the Executive Chairman schedules and sets the agenda for meetings of the Board of Directors, and the Executive Chairman, or if the Executive Chairman is not present, the lead independent director, chairs such meetings. The responsibilities of the Executive Chairman or, if the Executive Chairman is also the CEO or a former employee, the lead independent director include: presiding at executive sessions, being available, under appropriate circumstances, for consultation and direct communication with stockholders and performing such other responsibilities as requested by the Board of Directors. The lead independent director encourages direct dialogue between all directors and management.

Our Board of Directors believes that our stockholders and DexCom currently are best served by having Kevin Sayer, our CEO, serve as a member of the board, Terry Gregg, our former CEO and Executive Chairman, serve as Executive Chairman of the Board, and Mark Foletta serve as lead independent director. Our Board of

Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Sayer’s and Mr. Gregg’s extensive executive leadership and operational experience, including familiarity with our business. In addition, separation of the office of Executive Chairman allows Mr. Sayer to focus on his duties as CEO. Our independent directors bring experience, oversight and expertise from outside of our company, while our CEO and Executive Chairman bring company and industry-specific experience and expertise. Our Board of Directors believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board of Directors and sound corporate governance policies and practices.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•

at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, committee activities, and strategy and discusses risks related to the business;

•

the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures;

•

the nominating and governance committee assists the Board of Directors in its oversight of DexCom’s legal compliance policies, including its Insider Trading Policy, compliance risk exposures and the steps management has taken to monitor or mitigate such exposures;

•	the compensation committee assists the Board of Directors by evaluating potential risks related to our compensation programs;

•

through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial, legal and operational risks; and

•	a substantial portion of our compensation paid to employees is time-based equity that is oriented to performance as its value derives from our stock price.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2016, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Kevin Sayer
Steven R. Altman			X		X
Nicholas Augustinos	X				X
Jonathan T. Lord, M.D.(1)	X		X
Mark Foletta	X	*	X
Barbara E. Kahn	X
Jay S. Skyler, M.D.			X		X	*
Eric Topol, M.D.			X	*	X
Total meetings (including actions by unanimous written consent) in fiscal year 2016	8		4		4

*	Committee Chairperson.

(1)	Dr. Lord resigned from the Board of Directors, effective January 1, 2017.

Audit Committee

The audit committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. In addition, the audit committee evaluates our potential financial, enterprise and operating risk exposures.

Audit Committee Financial Experts. Our Board has determined that Mr. Foletta qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in applicable NASDAQ listing standards. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available at http://investor.stockholder.com/dexcom/governance.cfm. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the committee’s role, processes and activities in overseeing executive compensation. In addition, the compensation committee evaluates the potential risks related to our compensation programs.

Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No member of the compensation committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from DexCom or any subsidiary thereof.

Compensation Committee Policies and Procedures. The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews, places significant consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Executive Chairman and CEO. The CEO does not participate in the compensation committee’s review or decision as to their respective compensation packages. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The CEO and SVP – Human Resources work with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged Compensia, Inc. to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2014, 2015 and 2016. During fiscal 2016, the compensation committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the compensation committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of NASDAQ and that its engagement did not present any conflict of interest.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters. In addition, the nominating and governance committee evaluates the potential risks related to legal compliance.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, increasing access to our technologies, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals for Annual Meeting” on page 62 of this Proxy Statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met (including actions by unanimous written consent) thirteen times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. All members of our Board of Directors attended our annual meeting of stockholders in 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, which applies to our chief executive officer, chief financial officer, vice president of finance, corporate controller, and other employees of the finance department designated by our Chief Financial Officer (“CFO”). These codes are available at http://investor.shareholder.com/dexcom/governance.cfm. If we make any material substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

In addition, the key practices and procedures of the Board are outlined in the Corporate Governance Principles available on our website at http://investor.shareholder.com/dexcom/governance.cfm.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

The general philosophy of our Board is that compensation for non-employee directors should reward them for a year of service in fulfilling their oversight responsibilities. DexCom does not compensate our Executive Chairman or our Chief Executive Officer for Board service in addition to their regular employee compensation. Each year, the compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The compensation committee considers advice from Compensia, when appropriate. Our Board reviews the compensation committee’s recommendations and then determines the amount of director compensation. As described more fully below, non-employee director compensation is in the form of equity to align further the longer-term interests of the individual directors with those of our stockholders and to conserve cash resources.

Annual Retainers Paid to Non-Employee Directors. During 2016, none of our non-employee directors received a cash annual retainer to compensate them for their service our Board of Directors; instead they received equity awards with a fair value equivalent to $300,000, which are discussed below. In addition, the chairman of the audit committee, the chairman of the compensation committee, the chairman of the nominating and governance committee and the Lead Independent Director received annual retainers with values equal to $27,500, $20,625, $13,750 and $13,750, respectively. Consistent with our philosophy to conserve our cash resources, directors were paid applicable chairmanship retainers through grants of restricted stock units with values correlating to the amounts set forth above during 2016, as discussed below. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

Equity Awards Granted to Non-Employee Directors. Under our 2015 Equity Incentive Plan, or EIP, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time, subject to an annual limit. For 2016, each of our non-employee directors received an annual grant of restricted stock units with a fair value equivalent to $300,000 based on the 15-day average fair market value prior to the date of grant, which amount is pro-rated for a non-employee director that has served less than 12 months as of the date of grant. Each restricted stock unit grant to our directors vests in one annual installment 12 months after the date of grant. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. New directors receive a restricted stock unit grant with a fair value equivalent to $300,000 pro-rated for the portion of time remaining in the year until the next round of annual grants is made. Vesting of outstanding equity awards held by directors is accelerated in full upon a change of control of DexCom.

Each member of our Board is required to own shares of DexCom stock with an aggregate market value equal to three times his or her annual retainer. These stock ownership guidelines are effective for a director within three years of becoming a member of the Board. All of our directors currently are in compliance with these guidelines. Ownership levels are determined by including stock acquired through open market purchases, shares vested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. However, directors may sell enough shares to cover their income tax liability on vested equity awards. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

In addition, we have adopted a policy that requires our Chief Executive Officer to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any tax payments that the CEO is required to make. In addition, the compensation committee may waive the 12 month requirement for sales made by the CEO in response to a financial, medical or other personal emergency. We adopted this policy to further align our Chief Executive Officer’s interests with the long-term interests of our stockholders.

2016 Director Compensation Table

The following table provides information for 2016 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2016. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Consistent with our philosophy to conserve our cash resources, those non-employee directors entitled to annual retainers were only issued restricted stock units, and no non-employee directors received cash compensation in 2016. Neither Mr. Sayer nor Mr. Gregg received compensation for their service as director while an employee.

Name	Stock Awards(1)	Total
Steven R. Altman	$312,943	$312,943
Nicholas Augustinos	$312,943	$312,943
Mark Foletta	$355,989	$355,989
Barbara E. Kahn	$312,943	$312,943
Jonathan Lord, M.D.(2)	$312,943	$312,943
Jay S. Skyler, M.D.	$327,314	$327,314
Eric Topol, M.D.	$334,499	$334,499

(1)	These amounts reflect the grant date fair value of restricted stock units granted during 2016, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 28, 2017. As of December 31, 2016, Mr. Altman had 4,791 unvested restricted stock units, Mr. Augustinos had 4,791 unvested restricted stock units, Mr. Foletta had 7,738 unvested restricted stock units, Dr. Kahn had 4,791 unvested restricted stock units, Dr. Lord had 4,791 unvested restricted stock units, Dr. Skyler had options outstanding for 119,160 shares and 5,011 unvested restricted stock units, and Dr. Topol had 5,121 unvested restricted stock units.

(2)	Dr. Lord resigned as a director effective January 1, 2017.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2016 and 2015. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2016	2015
Audit Fees(1)	$1,849,766	$1,235,736
Audit-Related Fees(2)	135,659	117,630
Tax Fees(3)	172,271	10,000

Total Fees	$2,157,696	$1,048,349

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents).

(2)	Represents fees related to accounting consultations and the filing of a Registration Statement on Form S-3.

(3)	Represents fees related to Research and Development Tax Credit Analysis.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at http://investor.shareholder.com/dexcom/governance.cfm.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee DexCom’s financial reporting processes on behalf of the Board of Directors. The audit committee’s functions are more fully described in the audit committee charter, which is available at http://investor.shareholder.com/dexcom/governance.cfm. Management has the primary responsibility for DexCom’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management DexCom’s audited financial statements as of and for the fiscal year ended December 31, 2016.

The audit committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, Communications with Audit Committees. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of DexCom’s consolidated financial statements, their evaluation of DexCom’s internal controls, and the overall quality of DexCom’s financial reporting.

Based on these reviews and discussions, the audit committee has recommended to the Board of Directors that such audited consolidated financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission on February 28, 2017. The audit committee also has engaged Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and is seeking ratification of such selection by the stockholders.

Audit Committee

Mark Foletta, Chairman

Nicholas Augustinos

Barbara E. Kahn

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executive officers who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which is conservative as to base salary cash compensation relative to our peer group of companies as we work to maintain profitability, and emphasizes long-term equity awards as well as achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2016, including generating a record full fiscal year 2016 revenue of $573.3 million, an increase of $171.3 million, or 43%, as compared to 2015, and an increase of $314.1 million, or 121%, as compared to 2014.

The Compensation Discussion and Analysis, beginning on page 39 of this Proxy Statement, describes our executive compensation program and the decisions made by the compensation committee in 2016 in more detail. Highlights of the program include the following:

•

maintained our base salary and target total cash compensation levels at approximately the 50th percentile of our compensation peer group, including the base salary and target total cash compensation for our chief executive officer;

•

continued to allocate a meaningful proportion of target total cash compensation to our annual cash incentive award plan, which awards are paid only upon achievement of various financial and operational performance goals;

•	paid out annual cash incentive awards to our CEO and the other NEOs at 98% of target, consistent with company performance at 98% achievement of financial and operational performance goals;

•

maintained our equity compensation approach from fiscal 2015, under which RSU awards were granted based on past company performance and individual performance as well as expected future contributions of each executive officer;

•

after considering competitive market data with respect to equity award levels, reduced the actual number of shares of our common stock subject to the RSU awards granted in fiscal 2016 by approximately 11% across our company, including for our executive officers; and

•	maintained strong governance policies and practices, including:

•	absence of material perquisites,

•	absence of tax “gross ups,”

•	prohibitions against hedging and pledging of our securities,

•	rigorous equity ownership guidelines, and

•	a compensation recovery (“clawback”) policy.

The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

We are requesting that stockholders cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement for the 2017 annual meeting of stockholders (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.

As an advisory vote, this proposal is not binding upon us. However, our Board and the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3, AS SET FORTH IN THE RESOLUTION ABOVE.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal No. 3 above, our stockholders have the opportunity to cast an advisory vote on our executive compensation program. The non-binding advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every one year, every two years, every three years or abstain from voting on this proposal.

For the reasons described below, we recommend that our stockholders select a frequency of every year, or an annual vote.

An annual vote will provide stockholders frequent opportunities to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective. This frequent feedback will allow us to thoughtfully respond to stockholders’ sentiments and to implement changes to our compensation practices. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

We therefore request that our stockholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and, consistent with our record of stockholder engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION (AS OPPOSED TO ONCE EVERY THREE YEARS OR ONCE EVERY TWO YEARS).

PROPOSAL NO. 5

APPROVAL OF DEXCOM, INC. AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

General

We are asking our stockholders to approve an Amended and Restated DexCom, Inc. 2015 Equity Incentive Plan, referred to as the A&R 2015 EIP. The original 2015 Equity Incentive Plan, referred to as the 2015 EIP, was approved by the Board on April 9, 2015 and the A&R 2015 EIP was approved by the Board pursuant to a unanimous written consent effective March 16, 2017. We are asking our stockholders to approve this A&R 2015 EIP because, among other things, we have insufficient shares available to continue to make equity grants to our employees and directors after sometime in the second or third fiscal quarter of 2017. Outstanding awards under our prior equity compensation plan, the 2005 Equity Incentive Plan, or 2005 EIP, will remain outstanding, unchanged and subject to the terms of the 2005 EIP and the respective award agreements, until the expiration of such awards in accordance with their terms. Outstanding awards under the 2015 EIP also will remain outstanding, unchanged and subject to the terms of the A&R 2015 EIP and the respective award agreements, until the expiration of such awards in accordance with their terms.

We are requesting approval to add an additional 3,600,000 shares to the 2015 EIP and to restrict the payment of dividends on unvested shares under the A&R 2015 EIP. Any shares subject to awards that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued, including shares subject to awards granted under the 2005 EIP that were outstanding on the effective date of the 2015 EIP, will also be returned to the pool of shares available for grant and issuance under the A&R 2015 EIP.

Approval of the A&R 2015 EIP will allow us to continue to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance. We believe that the A&R 2015 EIP is in the best interests of DexCom because of the continuing need to provide stock options, restricted stock units and other equity-based incentives to attract and retain qualified personnel and to respond to relevant market changes in equity compensation practices. The use of equity compensation has historically been a significant part of our overall compensation philosophy and is a practice that we plan to continue. The A&R 2015 EIP will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to retain and motivate our service providers. In addition, awards under the A&R 2015 EIP will provide our service providers an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success. If Proposal No. 5 is not approved by our stockholders, we believe our ability to attract and retain the talent we need to compete in our industry would be seriously and negatively impacted, and this could affect our long-term success.

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees based upon stock price performance. Without a sizable but market-based equity incentive program, we believe we would be at a disadvantage against competitor companies to provide the total compensation package necessary to attract, retain and motivate the employee talent critical to our future success.

A broad-based equity incentive plan focuses our employees who receive grants on achieving strong corporate performance, and we have embedded in our culture the necessity for employees to think and act as stockholders. We currently grant restricted stock units to the majority of our newly hired employees and to all of our executives and non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We also have granted, and in the future may grant, options, restricted stock units and shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

As of March 10, 2017, DexCom has outstanding approximately 503,577 stock options to purchase common shares and 3,275,608 unvested restricted stock units. As of March 10, 2017, DexCom’s outstanding stock options have a weighted average per share exercise price of $6.96 and a weighted average remaining contractual term of 1.91 years. Accordingly, our approximately 3,779,185 outstanding awards (not including awards under our employee stock purchase plan) plus 4,659,868 shares proposed to be available for future grant under our A&R 2015 EIP (consisting of 1,059,868 shares available for grant under the A&R 2015 EIP as of March 10, 2017 and the 3,600,000 additional shares requested in this proposal but not including shares available under our employee stock purchase plan) as of March 10, 2017 represent approximately 5% of our outstanding shares.

Approval of the A&R 2015 EIP is intended to enable us to achieve the following objectives:

The continued ability to offer stock-based incentive compensation to our eligible employees and non-employee directors. By its terms, the 2005 EIP terminated on April 13, 2015, eliminating that plan as a source for new stock-based incentive compensation. In addition, at some point in the second or third fiscal quarter of 2017, without approval of the additional 3,600,000 shares, we will lack a sufficient number of shares under the 2015 EIP to continue to make grants to our eligible employees and non-employee directors. Without stock options, restricted stock units or other forms of equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term and reduce the incentive of employees to remain employed with DexCom during the vesting of the equity grant. Equity-based awards also directly align a portion of the compensation of our employees with the economic interests of our stockholders.

The ability to maintain an equity incentive plan that can attract and retain employee talent while keeping the rate of dilution low. We are requesting approval of 3,600,000 additional shares for the A&R 2015 EIP. After carefully forecasting our anticipated growth rate for the next few years and considering our historical forfeiture rates, we currently believe that the share reserve under the A&R 2015 EIP which will include these additional shares will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for the next two years. However, a change in business conditions or our strategy or equity market performance could alter this projection. The number of employees has increased by 100% over the past two years due to our rapid growth. As a result, our burn rate has increased in parallel with our headcount growth. However, to reduce dilution to our stockholders, we currently plan, absent changes in business conditions, company strategy or equity market performance, to reduce our burn rate from 2.24% to approximately 1.81% during 2017 and beyond.

The ability to offer a variety of stock compensation awards including stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units, and performance awards. The variety of awards available under the A&R 2015 EIP continues to give us flexibility to respond to market-competitive changes in equity compensation practices.

The ability to continue to provide an equity plan that reflects best current compensation practices. Our A&R 2015 EIP includes provisions that we believe reflect the best current compensation practices and that implement strong governance-related protections for our stockholders including:

•	Administration. The A&R 2015 EIP will be administered by the compensation committee of the Board, which is comprised entirely of independent non-employee directors.

•

Continued broad-based eligibility for equity awards. We grant equity awards to a broad range of our employees. By doing so, we align employee interests with stockholder interests throughout the organization and motivate our employees to act in the best interests of our stockholders. Approximately 85% of all outstanding awards as of March 10, 2017 are held by employees who are not named executive officers or directors. In fiscal 2016, approximately 83% of all awards, on a share basis, were issued to employees who are not named executive officers or directors.

•

No evergreen provision; stockholder approval is required for additional shares. The A&R 2015 EIP does not contain an annual “evergreen” provision. The A&R 2015 EIP authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities that may be issued under the A&R 2015 EIP.

•

Exchange or Repricing Programs are not allowed without stockholder approval. The A&R 2015 EIP prohibits the repricing or other exchange for plan awards or cash of underwater stock options and stock appreciation rights without prior stockholder approval.

•	Minimum vesting requirements. The A&R 2015 EIP provides that no plan awards will vest prior to one-year from grant (subject to a 5% carve-out as described below).

•

No discretionary acceleration rights. The A&R 2015 EIP provides that, other than in connection with death, disability or a change in control, the plan administrator may not use discretion to accelerate the vesting of plan awards (subject to the same 5% carve-out as described below).

•

Equity-based clawback provision for our executive officers. The A&R 2015 EIP provides that all plan awards held by an executive officer will be subject to clawback, recoupment or forfeiture in certain events.

•

Plan does not contain single-trigger plan provision. The A&R 2015 EIP does not provide for the automatic “single trigger” vesting acceleration of plan awards in the event of our change of control (other than pursuant to employment agreements and other arrangements in place at the time of adoption of the 2015 EIP).

•

No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of our common stock on the date the stock option or stock appreciation right is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

•

No “liberal” share counting provisions. In general, when awards granted under the A&R 2015 EIP expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and will be available for future awards. However, shares that are tendered by holders or withheld by us to pay the exercise price of a stock option or stock appreciation right, shares withheld to satisfy tax withholding obligations in connection with the exercise or vesting of any plan awards or shares that are repurchased by DexCom for any reason other than shares repurchased at their original issue price, in each case will not be available for future awards. If a stock appreciation right is exercised, we will subtract from the shares available under the A&R 2015 EIP the full number of shares subject to the portion of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise. In addition, shares repurchased with the proceeds of an option exercise price may not again be granted or issued under the A&R 2015 EIP.

•

No dividend payments on unvested shares. No dividend payments will be made on unvested shares subject to grants under the A&R 2015 EIP, but instead any dividends will be deferred until awards become vested.

•	Annual limits on non-employee director grants. The A&R 2015 EIP includes fixed limits as to the maximum number of awards that may be granted in each fiscal year to non-employee directors.

•	No tax gross-ups. The A&R 2015 EIP does not provide for any tax gross-ups.

CEO Stock Holding Requirements

In addition to the above plan features, we have adopted a policy that requires our Chief Executive Officer to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any tax payments that the CEO is required to make. In addition, the compensation committee may waive the 12 month requirement for sales made by the CEO in response to financial, medical or other personal emergency. We adopted this policy to further align our CEO’s interests with the long-term interests of our stockholders.

Overview and Purpose of the A&R 2015 EIP

The following summary of certain major features of the A&R 2015 EIP is subject to the specific provisions contained in the full text of the A&R 2015 EIP, as set forth in Appendix A to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the A&R 2015 EIP. To the extent that there is a conflict between this summary and the actual terms of the A&R 2015 EIP, the terms of the A&R 2015 EIP will govern.

Key Terms

The following is a summary of the key provisions of the A&R 2015 EIP, which will continue to apply subsequent to the approval of the A&R 2015 EIP. The only changes to the 2015 EIP are the amendments previously noted – authorizing an additional 3,600,000 shares and restricting the payment of dividends on unvested shares.

Plan Term:	May 28, 2015 to May 28, 2025.

Eligible Participants:	Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, independent contractors and advisors, provided that the grantee renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction to DexCom. The compensation committee determines which individuals will participate in the 2015 EIP. As of March 15, 2017, there were approximately 1,900 employees and seven non-employee directors eligible to participate in the A&R 2015 EIP.

Shares Authorized:

4,000,000 shares were authorized under the 2015 EIP in 2015 and, pursuant to the A&R 2015 EIP, an additional 3,600,000 shares will be authorized, in each case subject to adjustment only to reflect stock splits and similar events. Shares subject to awards granted under the 2005 EIP that were outstanding on the effective date of the 2015 EIP, that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued, are returned to the pool of shares available for grant and issuance under the A&R 2015 EIP. Shares under the A&R 2015 EIP that are subject to stock options or stock appreciation rights that are cancelled without exercise, subject to awards that are forfeited or repurchased, subject to awards that terminate without shares being issued or shares surrendered pursuant to an exchange program approved by stockholders, are returned to the pool of shares available for grant and issuance under the A&R 2015 EIP. Shares withheld to pay the exercise or purchase price, shares withheld to satisfy tax withholding obligations, shares that are repurchased for any reason other than at the original purchase price, shares that are not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right or shares repurchased with the proceeds of an option exercise price, in each case, may not again be made available for grant and issuance under the A&R 2015 EIP. Awards issued as stock options or stock appreciation rights are counted in full against the number of shares available for award under the A&R 2015 EIP, regardless of the number of shares actually issued upon exercise of the award.

As of March 10, 2017, there were a total of 1,246,961 shares subject to all outstanding equity awards under the 2005 EIP, consisting of:

•	503,577 shares subject to all outstanding option awards with a weighted average exercise price of $6.96 and a weighted average remaining contractual term of 1.91 years; and

•	743,384 shares subject to all outstanding full-value equity awards, all of which are restricted stock units, that had not yet vested.

Award Types:	(1) Non-qualified and incentive stock options

(2) Stock appreciation rights

(3) Restricted stock awards

(4) Stock bonus awards

(5) Restricted stock units

(6) Performance awards

Share Limit on Awards:	No more than 1,000,000 shares may be granted to any participant under the A&R 2015 EIP during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Failure to qualify under this section might result in our inability to take a tax deduction for part of our performance-based compensation to senior executives. In addition, no person will be eligible to receive cash-based awards of (i) more than $5,000,000 of value in the calendar year grant for all such Awards with a performance period greater than one (1) year, or (ii) more than $3,000,000 of value in the calendar year grant for all such awards with a performance period of one (1) year or less.

Non-Employee Directors:	Under the A&R 2015 EIP, non-employee directors may be granted stock options and other awards either on a discretionary basis or pursuant to policy adopted by the Board, except that no non-employee director will be eligible to receive more than 30,000 shares in any one calendar year.

Vesting; Minimum Periods; Discretionary Vesting; Dividends on Unvested Shares:

Vesting schedules are determined by the compensation committee when each award is granted. We currently expect that, in general, pursuant to company practice that commenced in 2016, time-based awards granted under our A&R 2015 EIP will vest over a three year period for new and existing employees. Except as to a maximum of five percent (5%) of the number of shares reserved and available for grant and issuance under the A&R 2015 EIP, any awards that vest on the basis of the participant’s continued service will have a minimum vesting period of one year. In addition, the plan administrator may not use discretion to accelerate the vesting of plan awards (subject to a maximum five percent (5%) of shares under the A&R 2015 EIP that may be accelerated) other than in connection with a death, disability or a change in control (where a participant terminates employment in certain situations or equity awards are not assumed or substituted for in the transaction). No dividends payments will be made on unvested shares subject to grants under the A&R 2015 EIP, but instead any dividends will be deferred until awards become vested.

Award Terms:	Stock options have a term no longer than ten years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of DexCom’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than ten years from the date they were granted.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, or any similar employee program, is prohibited without stockholder approval under the A&R 2015 EIP. Such prohibited repricing includes canceling, buying out, substituting or exchanging outstanding options or stock appreciation rights in exchange for cash or other awards with an exercise price that is less than the exercise price of the original options or stock appreciation rights.

Recoupment:	Awards (and gains realized with respect to such awards) under the A&R 2015 EIP will be subject to recoupment to the extent that an executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, pursuant to a clawback or recoupment policy to be adopted by the Board or required by law during a participant’s employment or service.

CEO Award Retention Requirement:	Pursuant to a policy adopted the Board, our CEO must retain all shares received after as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months from the date of such exercise or settlement, except for sales made to cover any tax payments that the CEO is required to make. The compensation committee may waive the 12 month requirement for sales made by the CEO in response to financial, medical or other personal emergency.

New Plan Benefits

Future awards under the A&R 2015 EIP to executive officers, employees or other eligible participants, including our Executive Chairman and our Chief Executive Officer and President, are discretionary and cannot be determined at this time. Future awards of restricted stock units under the A&R 2015 EIP to non-employee directors are anticipated to be as set forth below.

Name and position	Dollar value ($)	Number of Restricted Stock Units
Nicholas Augustinos	$ 300,000	*
Steven R. Altman	$ 300,000	*
Barbara E. Kahn	$ 300,000	*
Jay S. Skyler, M.D.	$ 300,000	*
Richard Collins	$ 300,000	*
Eric Topol, M.D.	$ 300,000	*
Mark Foletta	$ 300,000	*
Non-Executive Director Group	$ 2,100,000	*

*	The number of units to be granted shall be determined by dividing the dollar value of the grant by the 15-day average fair market value of our common stock prior to the date of grant.

Method of Payment

The exercise price of options and the purchase price, if any, of other stock awards may be paid by cash, check, cancellation of indebtedness, surrender of shares, waiver of compensation, a broker assisted same-day sale, any combination of the foregoing or any other methods permitted by the administrator and applicable law.

Terms Applicable to Stock Options and Stock Appreciation Rights

The exercise price of grants made under the A&R 2015 EIP of stock options or stock appreciation rights may not be less than the fair market value (the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $             per share. The term of these awards may not be longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which may have a term no longer than five years. The compensation committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms Applicable to Restricted Stock Awards, Stock Bonus Awards, Restricted Stock Unit Awards, and Performance Awards

The compensation committee determines the terms and conditions applicable to the granting of restricted stock awards, stock bonus awards, restricted stock unit awards and performance awards. The compensation committee may make the grant, issuance, retention and/or vesting of restricted stock awards, stock bonus awards, restricted stock unit awards and performance awards contingent upon continued employment with DexCom, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation paid to the company’s chief executive officer and three other most highly compensated officers (excluding our chief financial officer) (“covered employees”) to the extent that any of them receive more than

$1.0 million in compensation in any single year. However, if compensation qualifies as performance-based compensation for Section 162(m) purposes, an employer may deduct the compensation for federal income tax purposes, even if the compensation exceeds $1.0 million in a single year (see “Key Terms – Share Limits on Grants” above). Our A&R 2015 EIP permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on income tax deductibility imposed by Section 162(m) of the Code. In addition to the grant of options or stock appreciation rights that are deemed to be performance-based if issued with an exercise price no less than the fair market value on the date of grant, our compensation committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The A&R 2015 EIP is intended to comply with the requirements of Section 162(m) of the Code such that performance-based awards in excess of $1.0 million payable to our covered employees may be deductible by us. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either DexCom as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the compensation committee in the award:

•	Profit Before Tax;

•	Billings;

•	Revenue;

•	Net revenue;

•	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, or as otherwise adjusted);

•	Operating income;

•	Operating margin;

•	Operating profit;

•	Controllable operating profit, or net operating profit;

•	Net Profit;

•	Gross margin;

•	Operating expenses or operating expenses as a percentage of revenue;

•	Net income;

•	Earnings per share;

•	Total stockholder return;

•	Market share;

•	Return on assets or net assets;

•	DexCom’s stock price;

•	Growth in stockholder value relative to a pre-determined index;

•	Return on equity;

•	Return on invested capital;

•	Cash Flow (including free cash flow or operating cash flows);

•	Cash conversion cycle;

•	Economic value added;

•	Individual confidential business objectives;

•	Contract awards or backlog;

•	Overhead or other expense reduction;

•	Credit rating;

•	Strategic plan development and implementation;

•	Succession plan development and implementation;

•	Improvement in workforce diversity;

•	Customer indicators;

•	New product invention or innovation;

•	Attainment of research and development milestones;

•	Improvements in productivity;

•	Bookings;

•	Attainment of objective operating goals and employee metrics; and

•	Any other metric that is capable of measurement as determined by the compensation committee.

Performance factors will be calculated with respect to DexCom and each subsidiary consolidated with us for financial reporting purposes or such division or other business unit as may be selected by the compensation committee. Performance factors applicable to a performance award will be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the compensation committee, occurring after the establishment of the performance goals applicable to the performance award. Each such adjustment, if any, will be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance factors in order to prevent the dilution or enlargement of the participant’s rights with respect to a performance award.

Unless otherwise specified by our compensation committee (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals and relevant performance criteria at the time the performance goals and relevant performance criteria are established, our compensation committee may make adjustments, if it determines appropriate in its sole discretion, to account for changes in law and accounting and to make such adjustments as the compensation committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of DexCom or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.

To the extent that an award under the A&R 2015 EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Transferability

Except as otherwise determined by the compensation committee, awards granted under the A&R 2015 EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution.

Administration

The compensation committee will administer the A&R 2015 EIP. Subject to the terms and limitations expressly set forth in the A&R 2015 EIP, the compensation committee selects the persons who receive awards, determines the number of shares covered thereby, and establishes the terms, conditions and other provisions of the grants. The compensation committee may construe and interpret the A&R 2015 EIP and prescribe, amend and rescind any rules and regulations relating to the A&R 2015 EIP.

Amendments

The Board may terminate or amend the A&R 2015 EIP at any time, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to:

•	permit the repricing of outstanding stock options or stock appreciation rights under the A&R 2015 EIP;

•	determine and implement the terms and conditions of any award transfer program under the A&R 2015 EIP; or

•	otherwise implement any amendment to the A&R 2015 EIP required to be approved by stockholders.

Adjustments

If the number of outstanding shares is changed by an extraordinary cash dividend, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, spin-off, split-off, reclassification or similar change of our capital structure without consideration, (i) the number of shares available for future grant under the A&R 2015 EIP, (ii) the number of shares subject to outstanding awards under the A&R 2015 EIP, (iii) the exercise price of outstanding stock options and of stock appreciation rights granted under the A&R 2015 EIP, (iv) the maximum number of shares that may be issued subject to incentive stock options under the A&R 2015 EIP and (v) the maximum number of shares to be issued to an individual or new employee in any calendar year under the A&R 2015 EIP shall be proportionally adjusted, subject to any required action by the Board or our stockholders and in compliance with applicable securities laws. No fraction of shares may be issued following any adjustment.

Change of Control Transactions

In the event of a change of control merger, sale of all or substantially all of the assets of DexCom or other change of control transaction, unless otherwise determined by the compensation committee, all outstanding awards will be subject to the agreement governing such merger, asset sale or other change of control transaction. Such agreement need not treat all such awards in an identical manner, and it will provide for one or more of the following with respect to each award: the continuation of the award, the assumption of the award, the substitution of the award, or the payment of the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares. In the event the successor corporation refuses to either continue, assume or substitute the shares subject to the award pursuant to the terms of the A&R 2015 EIP or the payment of the excess of the fair market value of all of the shares subject to the award over the exercise price or purchase price of such shares is only with respect to shares vested as of the consummation of the change of control transaction, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto contingent upon the consummation of such change of control transaction.

Insider Trading Policy

Any participant that receives an award under the A&R 2015 EIP must comply with our insider trading policy.

U.S. Tax Consequences

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to DexCom and participants in the A&R 2015 EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the A&R 2015 EIP, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. DexCom will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and DexCom will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment conditions are satisfied, then no taxable income will result upon the exercise of such option and DexCom will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and DexCom will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option exercise price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” DexCom will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or DexCom common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and DexCom generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., with respect to the shares as they become vested) or (ii) makes an election under Section 83(b) of the Code to pay tax in the year the grant is made with respect to all of the shares subject to the grant. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and if granted to an employee, is subject to income tax withholding. DexCom receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant makes an election under Section 83(b) of the Code to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. DexCom generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Awards

The participant will not realize income when a performance award is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. DexCom will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Tax Withholding

The A&R 2015 EIP allows us to withhold shares from the awards to satisfy the participant’s withholding tax obligation and tender cash from our general funds to the applicable tax authorities in an amount equal to the value of the shares withheld.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively at the Annual Meeting is required to approve the A&R 2015 EIP.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 5, APPROVAL OF DEXCOM’S AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 6

AMENDMENT TO DEXCOM, INC. RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO 200,000,000 SHARES

The Board of Directors has approved a proposal to amend the DexCom Restated Certificate of Incorporation to increase the number of authorized shares of DexCom’s common stock from 100 million to 200 million. The proposed amendment, as set forth in full in Appendix B to this Proxy Statement, would replace the first paragraph of Article IV of the Restated Certificate of Incorporation with the following language:

“The total number of shares of all classes of stock which the corporation has authority to issue is 205,000,000 shares, consisting of two classes: 200,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, $0.001 per share.”

The Board of Directors believes it is in the best interest of DexCom to increase the number of authorized shares of common stock in order to give DexCom greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants under equity compensation plans, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The Board of Directors believes that additional authorized shares of common stock will enable DexCom to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to DexCom without the delay and expense associated with convening a special meeting of DexCom’s stockholders.

DexCom has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from its adoption of the proposed amendment. Except as otherwise required by law or by a regulation of the NASDAQ Stock Market, the newly authorized shares of common stock will be available for issuance at the discretion of the Board of Directors (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of DexCom’s existing stockholders, any future issuance of additional authorized shares of DexCom’s common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of DexCom’s common stock may make it more difficult to, or discourage an attempt to, obtain control of DexCom by means of a takeover bid that the Board of Directors determines is not in the best interest of DexCom and its stockholders. However, the Board of Directors does not intend or view the proposed increase in the number of authorized shares of DexCom’s common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of DexCom.

Any newly authorized shares of DexCom’s common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of DexCom’s common stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively at the Annual Meeting is required to approve the Certificate of Amendment.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 6, THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF DEXCOM’S COMMON STOCK FROM 100 MILLION TO 200 MILLION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 15, 2017 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 86,259,051 shares of common stock outstanding as of March 15, 2017. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of March 15, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Named Executive Officers
Donald M. Abbey	—	*
Steven R. Altman(1)	18,711	*
Nicholas Augustinos(2)	21,871	*
Richard A. Collins (3)	500	*
Richard Doubleday(4)	41,872	*
Mark Foletta(5)	7,905	*
Terrance H. Gregg(6)	521,015	*
Barbara E. Kahn(7)	21,304	*
Steven R. Pacelli(8)	66,800	*
Jess Roper(9)	23,616	*
Kevin Sayer(10)	283,319	*
Jay S. Skyler, M.D.(11)	114,516	*
Eric Topol, M.D.(12)	94,788	*
All directors and executive officers as a group (18 persons)(13)	1,485,073	1.7%
All 5% Stockholders
FMR LLC(14)	9,024,601	10.5%
Artisan Partners Limited Partnership(15)	6,808,715	7.9%
The Vanguard Group(16)	6,332,751	7.3%
Baillie Gifford & Co. (17)	6,128,804	7.1%
T. Rowe Price Associates, Inc.(18)	4,468,570	5.2%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents shares held directly by Mr. Altman.

(2)	Represents shares held directly by Mr. Augustinos.

(3)	Represents shares held directly by Mr. Collins.

(4)	Represents shares held directly by Mr. Doubleday or by a trust of which Mr. Doubleday is a trustee.

(5)	Represents shares held directly by Mr. Foletta.

(6)	Represents fully vested options to purchase 30,000 shares of our common stock and 491,015 shares held directly by Mr. Gregg, or by a trust of which Mr. Gregg is a trustee.

(7)	Represents shares held directly by a trust of which Dr. Kahn is a trustee.

(8)	Represents fully vested options to purchase 11,782 shares of our common stock, as well as 55,018 shares held directly by Mr. Pacelli.

(9)	Represents shares held directly by Mr. Roper or by a trust of which Mr. Roper is a trustee.

(10)	Represents fully vested options to purchase 110,919 shares of our common stock, as well as 172,400 shares held directly by Mr. Sayer.

(11)	Represents fully vested options to purchase 87,270 shares of our common stock, as well as 17,246 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares, and 10,000 shares held by his spouse, which Dr. Skyler disclaims beneficial ownership.

(12)	Represents shares held directly by Dr. Topol.

(13)	Represents fully vested options to purchase 302,471 shares of our common stock and a total of 1,182,602 shares held directly by the directors and officers or by trusts in which the directors and officers are trustees.

(14)	Represents shares held by FMR LLC according to its Schedule 13G/A filing made on February 12, 2016. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(15)	Represents shares held by Artisan Partners Limited Partnership according to its Schedule 13G/A filing made on February 03, 2017. The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(16)	Represents shares held by The Vanguard Group according to its Schedule 13G/A filing made on February 09, 2017. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	Represents shares held by Baillie Gifford & Co according to its Schedule 13G filing made on January 20, 2017. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.

(18)	Represents shares held by T. Rowe Price Associates, Inc. according to its Schedule 13G/A filing made on February 7, 2017. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, with the exception of one late Form 4 filing for each of Terrance Gregg, Barbara Kahn and Jeffrey Moy, and a late Form 3 filing for Patrick Murphy.

EXECUTIVE OFFICERS

The following is biographical information as of March 15, 2017 for our executive officers with the exception of our Chief Executive Officer and President and our Executive Chairman, each of whom is discussed above under Proposal 1 (Election of Directors).

Name	Age	Position
Donald M. Abbey	50	Executive Vice President, Quality and Information Technology
Heather Ace	47	Senior Vice President, Human Resources
Richard Doubleday	54	Executive Vice President, Chief Commercial Officer
Andrew K. Balo	69	Executive Vice President, Clinical, Regulatory and Global Access
Jake Leach	39	Senior Vice President, Research and Development
Jeffrey Moy	56	Senior Vice President, Operations
Patrick M. Murphy	38	General Counsel and Chief Compliance Officer
Steven R. Pacelli	45	Executive Vice President, Strategy and Corporate Development
Jess Roper	52	Senior Vice President and Chief Financial Officer
Kevin Sun	39	Vice President and Interim Chief Financial Officer

Donald M. Abbey has served as our Executive Vice President, Quality and Information Technology since January 2017 and served as our Executive Vice President, Quality from May 2016 to January 2017. From March 2007 to April 2016 , Mr. Abbey served in executive roles for Becton Dickinson (the acquirer of CareFusion in March 2015 which itself was spun off from Cardinal Health in 2009), including as Senior Vice President, Quality and Regulatory for Becton Dickinson from March 2015 to May 2016, as Executive Vice President, Quality, Regulatory and Medical Affairs for CareFusion from May 2011 to March 2015, as Senior Vice President, Quality and Regulatory for CareFusion from October 2009 to May 2011, and as Senior Vice President, Quality and Regulatory for Cardinal Health from March 2007 to October 2009. Prior to 2007 Mr. Abbey held senior quality and regulatory affairs and general management positions with Respironics, Welch Allyn, and Philips Healthcare. Mr. Abbey began his career at Varian Medical and Boston Scientific holding positions of increasing responsibility in research and development and quality. Mr. Abbey received a B.S.E.E. from Washington State University and an M.B.A. from the University of Washington.

Heather Ace has served as our Senior Vice President, Human Resources since July 2016. Prior to DexCom, Ms. Ace served as Executive Vice President, Human Resources for Orexigen Therapeutics from January 2016 until July 2016. From January 2015 until January 2016, Ms. Ace served as Integration Leader for Royal Philips, leading the cross-functional integration of Philip Healthcare’s acquisition of Volcano Corporation. From May 2012 until January 2015, Ms. Ace served as Executive Vice President, Human Resources for Volcano Corporation. Prior to May 2012, Ms. Ace served various senior executive roles in human resources, post-acquisition / merger integration and employment law at Life Technologies. Ms. Ace began her career at Gray Cary Ware & Freidenrich (now DLA Piper), as a litigation and transactional employment attorney, specializing in mergers and acquisitions. Heather earned her B.A. in Law & Society from the University of California, Santa Barbara, and a J.D. from Santa Clara School of Law.

Andrew K. Balo has served as our Executive Vice President, Clinical, Regulatory and Global Access since May 2016. From January 2015 until April 2016 Mr. Balo served as our Executive Vice President, Clinical, Regulatory and Quality. From March 2008 to January 2015, Mr. Balo served as our Senior Vice President of Clinical and Regulatory Affairs, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo received a B.S. from the University of Maryland.

Richard Doubleday has served as our Executive Vice President, Chief Commercial Officer since January 2015. From February 2013 to January 2015, Mr. Doubleday served as our Senior Vice President of Worldwide

Sales and Marketing. From June 2009 to February 2013, Mr. Doubleday served as our Vice President of Sales. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc. (“J&J”), including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.

Jake Leach has served as our Senior Vice President of Research and Development since January 2015, and previously served as our Vice President of Research and Development from January 2011 to January 2015. From February 2010 to January 2011, he served as our Senior Director of Research and Development, from September 2008 to February 2010, he served as our Director of Research and Development, from January 2007 to February 2010 he served as our Manager of Hardware Engineering, and from March 2004 to January 2007 as Senior Electrical Engineer. From 1996 to 2004, Jake held positions in research and development at MiniMed and subsequently Medtronic Diabetes, focusing on the development of glucose sensing systems. Mr. Leach holds a Bachelor of Science degree in Electrical Engineering with a minor in Biomedical Engineering from the University of California, Los Angeles.

Jeffrey Moy has served as our Senior Vice President of Operations since January 2011, and previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for point of care medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Patrick M. Murphy has served as our Vice President, General Counsel and Chief Compliance Officer since December 2016. From January 2016 to December 2016, Mr. Murphy served as our Vice President of Legal Affairs. Previously, Mr. Murphy served as our Assistant General Counsel from September 2011 to January 2016. Prior to joining DexCom, Mr. Murphy was a partner at the law firm of Stradling Yocca Carlson & Rauth, where he specialized in corporate finance, mergers and acquisitions and general corporate matters. Mr. Murphy received a B.S. from the Truman State University, and a J.D. from the St. Louis University School of Law. Mr. Murphy is a member of the State Bar of California.

Steven R. Pacelli has served as our Executive Vice President of Strategy and Corporate Development since August 2012. Mr. Pacelli has served in roles of increasing responsibility with DexCom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, Chief Administrative Officer from December 2008 to June 2010, Senior Vice President of Corporate Affairs from June 2007 to December 2008, and Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining DexCom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jess Roper served as our Senior Vice President and Chief Financial Officer from January 2015 to March 2017. From March 2008 to January 2015, Mr. Roper served as our Vice President and Chief Financial Officer. Mr. Roper joined us in March 2005 as Director of Finance and served as interim Chief Financial Officer from July 2007 to February 2008. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper previously served as an auditor with PricewaterhouseCoopers, and a Bank and Information Systems Examiner with the Office of the Comptroller of the Currency. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. Mr. Roper is a licensed Certified Public Accountant.

Kevin Sun will be appointed interim Chief Financial Officer effective April 1, 2017. Mr. Sun has served as DexCom’s Vice President, Finance since February 2016. From March 2014 to February 2016 he served as our Senior Director of Finance. From November 2010 to February 2014 he served as Director of Finance. From June 2008 to November 2010 he served as Senior Manager, Financial Reporting and Analysis. From March 2004 to June 2008, Mr. Sun held various roles of increasing responsibility at Biosite Incorporated, most recently as Senior Manager, Financial Planning and Analysis. Mr. Sun holds a B.S. in Business with a dual major in Accounting and Finance, a Masters in Strategic Management and an MBA from the Kelley School of Business at Indiana University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions the compensation committee of the Board of Directors (“Compensation Committee”) made under those programs during fiscal 2016 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, and setting the compensation of our other executive officers. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (our “NEOs”) for 2016, who were:

•	Kevin Sayer, our President and Chief Executive Officer;

•	Jess Roper, our Chief Financial Officer;

•	Steve Pacelli, our Executive Vice President, Strategy and Corporate Development

•	Richard Doubleday, our Executive Vice President and Chief Commercial Officer; and

•	Donald M. Abbey, our Executive Vice President, Quality and Information Technology.

Executive Summary

Fiscal 2016 Corporate Performance

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for use by people with diabetes. Operating in a novel technology category that we believe remains underpenetrated, our overarching objective is to both advance our technology platform and grow our product revenue, each as quickly as possible. Although our overall industry has faced significant changes during the past several years, we continued to drive increasing CGM adoption and achieved important milestones during fiscal 2016, including:

•	generating record full fiscal 2016 revenue of $573.3 million, an increase of $171.3 million, or 43%, as compared to fiscal 2015, and an increase of $314.1 million, or 121% as compared to fiscal 2014;

Revenue Performance	Total Revenue ($M)	% Increase to 2016
Fiscal 2016	$573.3	—
Fiscal 2015	$402.0	43%
Fiscal 2014	$259.2	121%

•

generating cash-based (non-GAAP) net operating income of $63.8 million in fiscal 2016, a decrease of 13% as compared to fiscal 2015. In 2016, we invested several key strategic initiatives, including (1) our Verily Life Sciences research and development collaboration; (2) the buildout of our data platform; (3) our manufacturing expansion in Arizona; and (4) international expansion. Cash-based (non-GAAP) net operating income for fiscal 2016 excludes approximately $127.7 million in non-cash expenses, comprised primarily of $110.8 million of share-based compensation. Cash-based (non-GAAP) net operating income for fiscal 2015 excludes approximately $130.5 million in non-cash expenses, comprised primarily of $82.7 million of share-based compensation and a $36.5 million research and development charge for the issuance of common stock related to an upfront payment associated with our Collaboration and License Agreement with Verily Life Sciences.

Non-GAAP Operating Income Performance	Cash-Based (Non-GAAP) ($M)	% Decrease to fiscal 2016
Fiscal 2016	$63.8	—
Fiscal 2015	$73.4	13%

In addition to our financial performance, we achieved many other important regulatory, development and commercial objectives that will position us for future growth and success, including:

•

obtaining regulatory approval from the U.S. Food and Drug Administration (“FDA”) of our G5 Mobile CGM system as the first and only continuous glucose monitoring system that can be used to make daily diabetes treatment decisions without finger pricking (G5 Mobile requires two finger pricks per day for calibration);

•	obtaining regulatory approval from Health Canada for our DexCom G5 Mobile CGM system for “non-adjunctive” use by people with diabetes aged two years and older;

•	securing a decision from Germany’s Federal Joint Committee to provide reimbursement for DexCom’s CGM Systems for patients with insulin-dependent type 1 and type 2 diabetes;

•	acquiring a distributor and transitioning to direct sales in several European countries, including the United Kingdom, Germany, Austria and Switzerland;

•	increasing our worldwide patient base to approximately 200,000 at the end of fiscal 2016, up from approximately 140,000 at the end of fiscal 2015; and

•	completing phase I release of our Data Platform, allowing us to unlock new insights, enable new vibrant CGM-based ecosystems and support deeper data-driven decision-making.

Our financial and operational success continues to translate into superior and sustained long-term stock price growth for the benefit of our stockholders. The following tables depict our Total Shareholder Return (“TSR”) for the one, three and five year periods ending December 31, 2016.

Fiscal 2016 Chief Executive Officer Compensation

In fiscal 2016, the total target cash compensation for our Chief Executive Officer (“CEO”), Kevin Sayer, was $1,068,750 ($475,000 in base salary plus $593,750 in target annual cash incentive award opportunity). Mr. Sayer’s base salary was increased for fiscal 2016 by 19.0% as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2015 and its review of base salaries paid to chief executive officers of the companies in our compensation peer group CEOs (as recommended by Compensia, the Compensation Committee’s independent consultant) relative to our compensation philosophy.

Mr. Sayer’s target annual cash incentive award opportunity for fiscal 2016 (assuming achievement of the corporate goals at 100%) was 125% of his base salary, the same as 2015. The Compensation Committee believed this target annual cash incentive award opportunity was appropriate based on his level of experience and its review of target annual cash incentive award opportunities for CEOs of the companies in our compensation peer group (as recommended by Compensia, the Compensation Committee’s independent consultant). The bonus he received for fiscal 2016 was $581,133 which represents 98% of target under our 2016 Management Bonus Plan.

Mr. Sayer also received an equity award during fiscal 2016 that had a grant date fair value of $5,948,910 and was delivered in the form of a time-based restricted stock unit (“RSU”) award. This award was granted as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2015 and its review of the equity awards granted to chief executive officers of the companies in our compensation peer group. Annual RSUs typically vest over a 36-month period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in four equal installments every six months thereafter. The RSU award granted to Mr. Sayer in fiscal 2016 was granted with that typical 36 month vesting schedule rather than a four-year vesting schedule that has typically applied to initial RSU grants in the past.

The following graph depicts our chief executive officer’s actual total direct compensation as compared to our absolute Total Shareholder Return (“TSR”) over the last five fiscal years, showing alignment between our chief executive officer’s compensation and DexCom’s strong financial and operational performance and delivery of TSR over time.

In sum, in determining Mr. Sayer’s compensation for fiscal 2016, the Compensation Committee considered our 2015 performance as described above, our delivery of absolute TSR over the past five years equal to 641%, our compound annual growth rate (“CAGR”) over the past five years of 45% and our philosophy that a significant percentage of his target total direct compensation opportunity should be at-risk and performance-based.

Compensation Philosophy and Objectives

We have designed our executive and broad-based employee compensation programs to support our near-term financial and strategic objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation programs:

•	support our key financial and strategic goals;

•	relate directly to our corporate performance;

•	align the interests of our executive officers with the interests of our stockholders;

•	appropriately manage compensation-related risk within the context of our business; and

•	provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees.

Different compensation elements are designed to reward short-term and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors.

In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive programs. Also, as our company matures and we lay the foundation to achieve and sustain profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to set base salaries that are conservative relative to the companies in our compensation peer group in favor of equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

Fiscal 2016 Compensation Overview

Given the climbing costs of healthcare in the United States, the growing share of those costs borne by patients, and increasing competition from insulin pumps that integrate CGM technology and new stand-alone glucose monitoring technologies, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2016; nevertheless, we expected our business to achieve:

•	substantial increases in revenue;

•	increases to our operating income; and

•	various performance goals to maintain and advance our technology advantage and commercial deployment.

When designing our fiscal 2016 executive compensation program, the Compensation Committee considered the program objectives set forth above, our fiscal 2016 budget, and the intense competition for executive talent within the medical technology and broader technology sectors. The Compensation Committee’s overall objective was to compensate our executive officers, including our NEOs, in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in a rapidly evolving, innovative and competitive industry. As a result, with respect to our executive compensation program, the Compensation Committee:

•

maintained our base salary and target total cash compensation levels at approximately the 50th percentile of our compensation peer group, including the base salary and target total cash compensation for our Chief Executive Officer;

•

continued to allocate a meaningful proportion of target total cash compensation to our annual cash incentive award plan, which awards are paid only upon achievement of various financial and operational performance goals;

•	paid out annual cash incentive awards to our CEO and the other NEOs at 98% of target, consistent with company performance at 98% achievement of financial and operational performance goals;

•

maintained our equity compensation approach from fiscal 2015, under which RSU awards were granted based on past company performance and individual performance as well as expected future contributions of each executive officer;

•

after considering competitive market data with respect to equity award levels, reduced the actual number of shares of our common stock subject to the RSU awards granted in fiscal 2016 by approximately 11% across our company, including for our executive officers; and

•	maintained strong governance policies and practices.

Executive Compensation Policies and Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑      Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders

☒      No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits

☑ Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor

☒      No Hedging in Company Securities: Our executive officers, the non-employee members of our Board of Directors and all employees are prohibited from engaging in any hedging transaction with respect to our equity securities

☑      Thoughtful Peer Group Analysis: The Compensation Committee reviews external competitive market data when making compensation decisions and annually reviews and, where appropriate, updates our compensation peer group

☒      No Pledging of Company Securities: Our executive officers and the non-employee members of our Board of Directors are prohibited from engaging in any pledging transaction with respect to our equity securities

☑      Post-Vesting Stock Holding Guidelines: Our Chief Executive Officer is required to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any required tax payments.

☒      No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan

☒      No Re-Pricing or Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights. Our 2016 Equity Incentive Plan prohibits the repricing, exchange or buyout of stock options or stock appreciation rights without stockholder approval

☒      No Tax Gross-Ups: We do not provide tax payments or “gross-ups” for “excess parachute payments” or other executive benefits

☑      Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board of Directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board retainers (3x for directors)

☑      Compensation Recovery (“Clawback”) Policy: Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of our financial results

Stockholder Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, our stockholders expressed strong support for our executive compensation program, with 87.47% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. When designing our 2016 executive compensation program including the form and amount of compensation to our NEOs, the Compensation Committee considered these vote results, among other factors, including our 2015 fiscal year financial performance and our sustained market capitalization growth over the prior five years. At our 2016 Annual Meeting of Stockholders, our stockholders continued to express support for our executive compensation program, with 80.36% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our named executive officers. Consequently, while the Compensation Committee considered these results, it did not subsequently make any significant changes to our executive compensation in response to the vote. Following the 2015 Annual Meeting, we engaged in dialogue with our stockholders, and the Compensation Committee will continue to consider stockholder input as well as the results of our say-on-pay votes when making future compensation decisions for our NEOs.

Compensation Decision-Making Process

Role of Compensation Committee

The Compensation Committee approves the compensation of our NEOs, including establishing the performance metrics for our incentive plans, and provides a recommendation to our Board of Directors on the Executive Chairman’s compensation.

As part of the decision-making process, the Compensation Committee reviews competitive market information with our CEO for each executive officer. In addition, at the beginning of each fiscal year, the Compensation Committee reviews executive officer performance for the last year and objectives for the next year, together with his or her responsibilities and experience level. The Compensation Committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the Compensation Committee.

Role of Management

Management provides data, analyses, input and recommendations to the Compensation Committee through both our Executive Chairman and CEO, including a review of each executive officer’s performance and contribution during the prior year. Management also provides such data, analyses and input directly to Compensia, the Compensation Committee’s independent compensation consultant. Both our Executive Chairman and CEO, with the support of management representatives from our human resources, finance and legal departments, provide input on various values for the Compensation Committee to consider when determining each element of compensation. The Compensation Committee gives significant weight to our Executive Chairman’s and CEO’s evaluation of each executive officer’s performance and recommendations of appropriate compensation (other than their own). The Compensation Committee reviews these assessments and recommendations; however, the Compensation Committee’s decisions are made by the Compensation Committee in its sole discretion, and outside of the presence of any affected executive officers.

Role of Compensation Consultant

The Compensation Committee has engaged Compensia as its compensation consultant since 2006. Compensia has implemented policies and procedures to ensure the objectivity of its executive compensation consultants and the advice it provides to the Compensation Committee. In fiscal 2016, the Compensation Committee conducted an assessment of Compensia’s independence pursuant to the SEC rules and NASDAQ listing standards and concluded that Compensia’s work did not give rise to any conflict of interest.

During fiscal 2016, the Compensation Committee directed Compensia to complete a competitive analysis of our executive compensation program. In connection with this analysis, Compensia analyzed both publicly available data from the companies in our compensation peer group (as described below) and compensation survey data, while also obtaining historical data and insight into our previous compensation practices.

Compensation Peer Group

In its analysis, Compensia used a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and which are generally direct competitors to us for valued employees in the medical technology and broader life science and technology sectors. In addition, the companies in this peer group were generally in similar stages of their business lifecycle within the medical or broader life science and technology sectors, and had similar annual revenues, annual revenue growth, market capitalizations, and/or headcount.

This compensation peer group was updated by the Compensation Committee in fiscal 2016 (below reflects peer group updates in 2015 to guide 2016 compensations decisions). The specific criteria used to review and update the peer group consisted of the following:

•	Industry: Medical technology and device and broader high-growth life science and technology companies.

•	Revenue: Trailing 12 months revenue that, at the time of the analysis, generally fell within the range of one-half to two and one-half times our revenue.

•	Market Capitalization: Market capitalizations that, at the time of the analysis, generally fell within a range of one-fifth to two and one-half times our market capitalization.

Application of this criteria resulted in several changes in the peer group, adding companies outside the specific medical device industry that better reflect DexCom’s size, value and growth. For fiscal 2016, the compensation peer group approved by the Compensation Committee was comprised of the following companies:

Abiomed, Inc.	Neogen

Align Technology*	Palo Alto Networks*

BioMarin Pharmaceutical*	ServiceNow*

Bio-Techne*	Splunk*

Cepheid*	The Ultimate Software Group*

Cyberonics, Inc.	Veeva Systems*

Heartware International, Inc.	Workday*

Insulet Corporation	Yelp*

Isis Pharmaceuticals* (now called Ionis Pharmaceuticals)	Zillow Group*

Medidata Solutions*

*	Added in 2015.

Competitive Positioning

The Compensation Committee generally seeks to position each executive officer’s target total annual cash compensation to fall within the median range for comparable positions at the companies in our compensation peer group. In addition, the Compensation Committee structures our executive compensation program so that outstanding performance (as measured against our compensation plan measures and related target levels) generates total annual cash compensation above the median range. On the other hand, achievement below our plans’ objectives generates total annual cash compensation below the median range, which reflects the Compensation Committee’s pay-for-performance philosophy.

The Compensation Committee may adjust an element of our executive officer’s pay or target total direct compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, demonstrated success in meeting key objectives and sustained high-level performance. The differences in compensation levels among our executive officers are primarily attributable to the differences in the range of compensation for similar positions at the companies in our compensation peer group. However, the Compensation Committee does not benchmark its compensation decisions to any particular level or against any specific member of the peer group. Rather, it uses the peer group data as one factor in determining the appropriate levels of overall total compensation and each individual compensation element for our executive officers. In addition to the peer group data, the Compensation Committee also considers market information from the Radford Global Technology published compensation survey, which reflects the market in which we compete for talent.

Fiscal 2016 Compensation Elements

In fiscal 2016, the Compensation Committee designed our executive compensation program to focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.

The principal elements of compensation for our executive officers, including our NEOs, include:

•	base salary that is designed primarily to be conservative, but generally competitive, with base salary levels in effect at peer group companies;

•	annual cash incentive awards that are contingent upon the achievement of annual financial and operational performance objectives established by our Board of Directors; and

•

equity incentives, in the form of RSU awards, with the size of such awards based primarily on the individual performance, expected future contributions of each executive officer, and competitive market considerations. Award amounts are premised upon our belief that we should:

•	recognize significant company performance with particular focus on our revenue growth, performance milestone achievements and long-term stock price growth;

•	conserve our cash resources to support our growth;

•	increase alignment of our executive officers’ interests with the long-term interests of our stockholders; and

•	encourage our executive officers to behave like owners.

Consistent with our compensation philosophy and objectives described above, an executive officer’s total direct compensation is based upon our company’s overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the compensation peer group and our short-term and long-term strategic objectives. The following graphs depict the allocation of “fixed” and “variable” compensation for our CEO and, on average, the other NEOs during fiscal 2016.

Base Salary

We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salaries for our executive officers based in part on its review of the prevailing compensation practices in our compensation peer group and the following factors: the executive officer’s scope of responsibilities, experience, performance and objectives for the year. Consistent with our compensation philosophy, the Compensation Committee generally sets the base salaries for each of our executive officers at or below the 50th percentile of our compensation peer group.

On March 9, 2016, the Compensation Committee approved the fiscal 2016 base salaries for our executive officers, including the NEOs. As a group, the NEOs’ base salaries, on average, increased by approximately 12% in fiscal 2016 as compared to fiscal 2015.

Name	Fiscal 2015 Salary	Fiscal 2016 Salary		% Increase
Kevin Sayer	$400,000	$475,000		19%
Jess Roper	$260,000	$285,000		10%
Steven R. Pacelli	$310,000	$340,000		10%
Richard Doubleday	$310,000	$340,000		10%
Donald M. Abbey	—	$340,000	(1)	N/A

(1)	Mr. Abbey’s annual base salary, prorated to reflect his hire date of May 31, 2016, was $199,641.

Annual Cash Incentive Plan

The Compensation Committee believes that a meaningful portion of the target total cash compensation for each executive officer should be in the form of a cash incentive opportunity, which is intended to motivate our executive officers to achieve the annual financial and operational performance objectives set by our Board of Directors which are consistent with and support our annual operating plan. Specifically, our annual cash incentive plan is designed to reward our executive officers for the achievement of our short-term financial goals, principally relating to the achievement of revenue targets, operating income targets (exclusive of non-cash, share-based compensation and other accounting adjustments) and operational performance goals. Generally, target levels for our short-term financial goals are developed through our annual financial planning process, during which management and our Board of Directors assess our operating environment and build projections on anticipated results. Such target performance objectives are then reviewed and approved by the Board and set forth in objective terms in an annual cash incentive plan at the beginning of each year.

For fiscal 2016, our Board of Directors approved the DexCom 2016 Management Bonus Plan (the “2016 Plan”) with the terms and conditions described below.

Target Annual Cash Incentive Award Opportunities

For purposes of the 2016 Plan, our Board of Directors approved the target annual cash incentive award opportunity for our CEO and our other executive officers, including the other NEOs. The target award opportunities were determined after reviewing compensation peer group and other market data presented by Compensia. The target annual cash incentive award opportunities (expressed as a percentage of base salary) for our NEOs were as follows:

Name	2016 Target Bonus	Change from 2015
Kevin Sayer	125%	0%
Jess Roper	50%	0%
Steven R. Pacelli	75%	0%
Richard Doubleday	75%	0%
Donald M. Abbey	75%	N/A (1)

(1)	Mr. Abbey joined the company on May 31, 2016.

2016 Annual Cash Incentive Design and Performance Measures

For purposes of the 2016 Plan, the Compensation Committee selected revenue as the primary measure to be used to determine annual cash incentive awards since it is a key indicator of our growth in terms of customers and utilization of our products (the “Revenue Component”). In addition, the Compensation Committee selected operating income as a secondary measure to be used to determine annual cash incentive awards to provide incentive to increase our operating income as we continue to work towards achieving and maintaining profitability (the “Operating Results Component”). Finally, given the importance of continuing to develop our technology pipeline and commercialize our product as it relates to our future overall value, the Compensation Committee selected operational performance milestones (described below) as a third measure (the “Performance Component”). The weighting of each performance measure for purposes of the 2016 Plan is set forth in the table below:

Performance Measure Weighting
Component	Revenue	Operating Income	Performance Milestones
Weighting	60%	20%	20%

In addition, the 2016 Plan included two “stretch” goals, both selected by our Board of Directors, under which any actual annual cash incentive award otherwise payable could be increased by an additional 25% if both “stretch” goals were achieved. First, to provide further incentive to our executive officers with respect to our objective to substantially increase our revenues during fiscal 2016, our Board of Directors determined that if we achieved GAAP-based net income for fiscal 2016, then any annual cash incentive award otherwise payable under the 2016 Plan would be increased by an additional 12.5%. Second, to provide additional incentive to our executive officers to further develop our technology and product portfolio to support future revenue, if we completed a clinical study demonstrating the feasibility of a CGM system that required no user calibrations and achieved SW505 level performance with a per unit sensor probe cost of material, labor and royalties as established by the Compensation Committee for specified sensor volumes, then any annual cash incentive award otherwise payable under the 2016 Plan would be increased by another 12.5%. With respect to this second stretch goal, on December 8, 2016, our Board of Directors defined and clarified how the sensor probe per unit cost was to be calculated.

Accordingly, the maximum amount that could be awarded if we achieved the top end of both the Revenue Component, the Operating Results Component, each of the milestones in the Performance Component and both of the “stretch” goals would be 200% of an executive officer’s target annual cash incentive award opportunity.

Fiscal 2016 Award Formula and Results

Under the 2016 Plan, no portion of the annual cash incentive award attributable to the Revenue Component was to be paid unless we met a specified minimum revenue target level for fiscal 2016 of $540 million. Upon achievement of this minimum revenue target level, each executive officer was to receive an award of 100% of their target annual cash incentive award opportunity attributable to the Revenue Component. If we exceeded our fiscal 2016 revenue target level, each of the executive officers was to receive an award at various stepped-up amounts up to a maximum of 175% of their target annual cash incentive award opportunity attributable to the Revenue Component. The revenue target of $540 million was established at a level that required more than 34% growth over our actual revenue total for fiscal 2015. Our Board of Directors and the Compensation Committee believed the 2016 revenue target to be achievable, but would require excellent performance by each of our executive officers. During fiscal 2016, we generated total revenue of approximately $573.3 million representing a growth rate of 43%. Accordingly, our executive officers, including the NEOs, received an award of 125% of their target annual cash incentive award opportunity attributable to the Revenue Component.

Under the 2016 Plan, no portion of the annual cash incentive award attributable to the Operating Income Component was to be paid unless we met a specified minimum operating income target for fiscal 2016 of $103 million, as adjusted to exclude (i) any acquisition charges; (ii) any additional targeted strategic investment related expenses incurred by our company and approved by our Board of Directors; (iii) any non-cash share-based compensation and other non-cash charges; and (iv) the impact of the adoption of any new accounting pronouncements. Upon achievement of this operating income target level, each executive officer was to receive an award of 100% of their target annual cash incentive award opportunity attributable to the Operating Results Component. If we achieved operating income results that were more favorable in fiscal 2016 than our operating income target level, each of the executive officers was to receive an award at various stepped-up amounts up to a maximum of 175% of their target annual cash incentive award opportunity attributable to the Operating Results Component. The operating income target of $103 million was established at a level that our Board of Directors and the Compensation Committee believed to be achievable, but would require nearly 40% growth from $73.4 million, as adjusted, in fiscal 2015, and would require excellent performance by each of our executive officers. During fiscal 2016, we did not meet our operating income target level finishing the year with $63.8 million, as adjusted, in operating income, and accordingly, our executive officers, including the NEOs, did not receive any cash incentive award opportunity attributable to the Operating Results Component.

Under the Performance Component, awards were to be paid to our executive officers, including the NEOs, for achieving one or more pre-established corporate performance milestones. Each participant in the 2016 Plan was eligible to receive an award equal to 4% of their target annual cash incentive award opportunity attributable to the Performance Component for our achievement of each of five corporate performance milestones selected by our Board of Directors for fiscal 2016. These corporate performance milestones were as follows:

•	Milestone #1 – Execute agreement with insulin delivery partner;

•	Milestone #2 – Launch Scout receiver system in the United States;

•	Milestone #3 – Directly enter at least two markets internationally;

•	Milestone #4 – Implement phase one of our data strategy; and

•	Milestone #5 – File an application with the Food and Drug Administration for our auto-applicator/transmitter system prior to June 30, 2016.

These performance milestones were designed to directly impact our ability to advance our product portfolio, increase revenue and increase the overall value of the company in the future. They also required improvement upon past levels of performance, and as such, our Board of Directors and the Compensation Committee considered them significantly challenging to achieve.

During fiscal 2016, we achieved milestones 1, 3 and 4, but did not achieve milestones 2 and 5. Accordingly, our executive officers, including the NEOs, earned 60% of their target annual cash incentive award opportunity attributable to the Performance Component.

Finally, during fiscal 2016 we achieved one of the two “stretch” goals by completing a clinical study demonstrating feasibility of a CGM system that required no user calibrations and achieved SW505 20/20 level performance with a sensor probe cost of material, labor and royalties as established by the Compensation Committee for specified sensor volumes. Accordingly, our executive officers, including the NEOs, had their annual cash incentive awards increased by 12.5%.

The following table presents information relating to the various components and potential for maximum achievement under the 2016 Plan.

Bonus Component	Revenue	Operating Income	Performance Milestones	Total
Weighting	60%	20%	20%	100%
Maximum
Maximum Achievement	175%	175%	100%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	112.5%	112.5%	112.5%
Stretch Goal #2 (max of 112.5%)	112.5%	112.5%	112.5%
Total Maximum Achievement	131%	44%	25%	200%

The following table presents information relating to the various components and actual achievement under the 2016 Plan.

Actual	Revenue	Operating Income	Performance Milestones	Total
Actual Achievement	125%	Not Met	60%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	Not Met	Not Met	Not Met
Stretch Goal #2 (max of 112.5%)	112.5%	112.5%	112.5%
Total Actual Achievement	84%	— %	14%	98%

The following table presents the annual cash incentive award targets for each plan component and the actual payments with respect to each component under the 2016 Plan for each NEO.

	Revenue		Operating Income		Performance Milestones		Total
Name	Target Bonus(1)	Earned Bonus	Target Bonus(1)	Earned Bonus	Target Bonus(1)	Earned Bonus	Target Bonus(1)	Earned Bonus
Kevin Sayer	$356,250	$500,977	$118,750	$—	$118,750	$80,156	$593,750	$581,133
Jess Roper	85,500	120,234	28,500	—	28,500	19,238	142,500	139,472
Steven R. Pacelli	153,000	215,156	51,000	—	51,000	34,425	255,000	249,581
Richard Doubleday	153,000	215,156	51,000	—	51,000	34,425	255,000	249,581
Donald M. Abbey(1)	102,000	143,438	34,000	—	34,000	22,950	170,000	166,388

(1)	The target annual cash incentive award opportunity for each plan component was 125% of annual base salary for Mr. Sayer, 50% for Mr. Roper and 75% for each of Messrs. Abbey, Doubleday and Pacelli, weighted for each plan component.

(2)	Mr. Abbey’s target annual cash incentive award opportunity and the amount earned for fiscal 2016 was prorated to reflect his hire date of May 31, 2016.

We believe the 2016 Plan for the NEOs was an instrumental element in driving our strong performance in 2016, during which our product revenue grew 43% from 2015 to approximately $573.3 million.

Equity Awards

Because of the direct relationship between the value of our equity awards and the fair market value of our common stock, we believe that granting time-based stock options and/or time-based RSU awards is the best method of motivating our executive officers in a manner that aligns their interests with our long-term strategic direction and the interests of our stockholders and helps reduce the possibility that they make business decisions that favor short-term results or individual compensation at the expense of long-term value creation.

In fiscal 2016, the Compensation Committee granted time-based RSU awards to our executive officers, including our NEOs, in lieu of stock options to better manage the dilution to our common stock, and to conserve the shares of our common stock in our incentive equity pool during another year in which we added significantly to our headcount. Our Board of Directors and the Compensation Committee believe this award structure ensures continued focus on the long-term value of our business, aligns the interests of our executive officers with those of our stockholders and helps to retain highly talented executives.

The Compensation Committee grants equity awards to our executive officers based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. The Compensation Committee also regards equity awards as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. The Compensation Committee considers the number of vested and unvested equity awards currently held by our executive officers in determining the need for, and size of, additional awards. Typically, we grant equity awards to our executive officers annually in conjunction with the release of our fiscal year-end earnings results.

In light of competitive compensation data for fiscal 2015 that the Compensation Committee reviewed in fiscal 2016, the increase in the market price of our common stock, and our desire to minimize dilution to existing stockholders, we elected to reduce the number of shares of our common stock subject to the RSU awards in fiscal 2016 by approximately 11% across our company, including for our executive officers. With respect to our NEOs, the following table illustrates the change in the size of our annual equity awards to our NEOs between fiscal 2015 and fiscal 2016:

	Fiscal 2015 Equity Awards		Fiscal 2016 Equity Awards
Name	Shares	Grant Date Value	Shares	Grant Date Value	2016/2015 % decrease in shares	2016/2015% increase / decrease in value
Kevin Sayer	90,000	$5,363,010	90,000	$5,948,910	0%	11%
Jess Roper	40,000	$2,383,560	30,000	$1,982,970	25%	-17%
Steven R. Pacelli	45,000	$2,681,505	38,000	$2,511,762	16%	-6%
Richard Doubleday	47,500	$2,830,478	38,000	$2511,762	20%	-11%
Donald M. Abbey	N/A	N/A	55,000	$3,546,895	N/A	N/A

On average and including our CEO, the equity awards granted to our NEOs in fiscal 2016 decreased 15% in terms of the aggregate number of shares of our common stock subject to the awards and decreased 6% in terms of grant date fair value compared to the equity awards granted to our NEOs in fiscal 2015. Overall, the Compensation Committee considers both the management of our aggregate dilution in fiscal 2016 both with respect to our NEOs and our overall company budget and the need to maintain market competitive awards and reward performance when granting equity awards.

With respect to our executive officers, past initial RSU awards would typically vest over a four -year period in four equal annual installments. Beginning in 2016, initial RSU awards typically vest over a three year period in three equal annual installments. Subsequent RSU awards granted to our executive officers typically vest over a 36-month period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in four equal installments every six months thereafter. The RSU awards granted to the NEOs in fiscal 2016 were all granted with a typical vesting schedule.

Fiscal 2016 Equity Award for Mr. Abbey

In connection with his appointment as our Executive Vice President of Quality, in May 2016 the Compensation Committee granted Mr. Abbey an RSU award covering 55,000 shares of our common stock. The Compensation Committee provided this equity benefit to Mr. Abbey in recognition of his many years of relevant experience, as a result of arms’ length negotiations, review of competitive market data, internal equity and to induce him to join the management team of our company. This grant vests over a three-year period from the date of the grant in three equal installments, each on the 12-month anniversary of the date of the grant.

Health and Welfare Benefits

Except for certain severance and change of control agreements described below, our executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In addition, we do not provide pension arrangements, or maintain non-qualified defined benefit plans or other deferred compensation plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executive officers. Our health and insurance plans are the same for all employees.

Perquisites and Other Personal Benefits

We limit the perquisites and other personal benefits that we make available to our executive officers in an effort to conserve our financial resources.

Post-Employment Compensation

In December 2008, the Compensation Committee approved a form of Amended and Restated Executive Change of Control and Severance Agreement (collectively, the “Change of Control Agreements”) that was entered into by our CEO and other executive officers, including our other NEOs. The Change of Control Agreements are designed to facilitate our ability to attract and retain our executive officers as we compete for talent in a market where such protections are commonly offered. Further, these agreements enable us to avoid the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

The post-employment payments and benefits described below are designed to ease an executive officer’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs, as well as a termination of employment following a change of control of our Company. The material terms of our severance and change of control agreements were determined following an analysis of the post-employment compensation arrangements with other similar companies. Our severance and change of control agreements encourage our executive officers to remain focused on our business in the event of rumored or actual fundamental corporate changes. Please see the section titled “Employment, Severance and Change of Control Agreements” below for additional detail on the terms of our Change of Control Agreements.

We believe the structure of the Change of Control Agreements protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change of control, our executive officers could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.

The amounts payable upon a NEO’s termination of employment or upon a change of control of our Company have been calculated on an estimated basis and are set forth in the section entitled “Employment, Severance and Change of Control Arrangements” below.

Stock Ownership Guidelines and CEO Holding Requirement

We grant stock options and RSU awards with the intent of aligning the interests of our employees, including our executive officers, with the interests of our stockholders. In fiscal 2016, our Board of Directors adopted stock ownership guidelines that require our executive officers to retain ownership of a material amount of our common stock. Under these guidelines, each of our executive officers is required to own shares of our common stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including shares of common stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested pursuant to RSU awards, as well as the “in-the-money” value of vested stock options. Notwithstanding the foregoing, executive officers may sell enough shares to cover their income tax liability on vested equity awards.

As of the record date for our Annual Meeting, each of our NEOs met their applicable stock ownership requirements. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

In addition, we have adopted a policy that requires our Chief Executive Officer to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than

12 months. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any required tax payments. In addition, the Compensation Committee may waive the 12 month requirement for sales made by the CEO in response to financial, medical or other personal emergency.

Hedging and Pledging Prohibitions

Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board of Directors from engaging in any hedging transactions or pledging transactions with respect to our equity securities.

Compensation Recovery (“Clawback”) Policy

Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board of Directors to have materially contributed to a restatement of our Company’s financial results.

Tax and Accounting Considerations

Tax Deduction Limitation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for remuneration paid to our NEOs (other than our CFO) to $1 million dollars per executive officer per year, unless the requirements of an available exception are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers in connection with qualifying compensatory stock options. We believe that we will receive a tax deduction against taxable income for any compensation paid that is less than $1 million, plus any amounts that would otherwise be taxable as ordinary income to a covered executive officer on the exercise of non-statutory stock options. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, however it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.

Accounting Considerations

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Eric Topol, M.D., Chairman

Steven R. Altman

Mark Foletta

Jay Skyler, M.D.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for each of the three years ended December 31, 2016, 2015 and 2014, awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this Proxy Statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Kevin Sayer	2016	$475,000		—	$5,948,910	—	$581,133		$23,880	$7,028,923
Chief Executive Officer	2015	400,000		—	5,363,010	—	815,625		22,985	6,601,620
and President	2014	325,000		—	7,112,850	—	624,000		21,981	8,083,831

Jess Roper	2016	$285,000		—	$1,982,970	—	$139,472		$17,122	$2,424,564
Senior Vice President and	2015	260,000		—	2,383,560	—	212,063		16,489	2,872,112
Chief Financial Officer	2014	248,850		—	1,422,570	—	191,116		15,736	1,878,272

Donald M. Abbey	2016	$199,641	(4)	—	$3,546,895	—	$166,388	(4)	$14,699	$3,927,623
EVP, Quality

Steven R. Pacelli	2016	$340,000		—	$2,511,762	—	$249,581		$23,756	$3,125,099
EVP-Strategy and	2015	310,000		—	2,681,505	—	379,266		22,861	3,393,632
Corporate Development	2014	296,400		—	3,366,749	—	426,816		21,830	4,111,795

Richard Doubleday	2016	$340,000		—	$2,511,762	—	$249,581		$23,756	$3,125,099
EVP, Chief Commercial	2015	310,000		—	2,830,478	—	379,266		22,861	3,542,605
Officer

(1)	These amounts reflect the grant date fair value of stock awards and options granted during 2014, 2015 and 2016 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 28, 2017.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2016 Compensation—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies as well as miscellaneous other amounts.

(4)	These amounts are prorated to reflect Mr. Abbey’s hire date of May 31, 2016.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2016 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal 2016.

	Grant Date	Estimated Possible Payouts Under 2016 Bonus Plan			All Other Stock Awards: Number of RSUs Granted(2)	Grant Date Fair Value of Option Awards(3)
Name		Threshold(1)	Target(1)	Maximum(1)
Kevin Sayer	N/A	$475,000	$593,750	$1,187,500
	3/8/16				90,000	$5,948,910

Jess Roper	N/A	$114,000	$142,500	$285,000
	3/8/16				30,000	$1,982,970

Donald M. Abbey	N/A	$204,000	$255,000	$510,000
	5/31/16				55,000	$3,546,895

Steven R. Pacelli	N/A	$204,000	$255,000	$510,000
	3/8/16				38,000	$2,511,762

Richard Doubleday	N/A	$204,000	$255,000	$510,000
	3/8/16				38,000	$2,511,762

(1)	Represents threshold, target and maximum potential payments under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2016 Compensation—Bonus Plans.”

(2)	These restricted stock unit awards were made under our 2015 Equity Incentive Plan. The restricted unit awards for Messrs. Sayer, Roper, Pacelli and Doubleday vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter. The restricted unit award for Mr. Abbey vests over a 36-month period in three equal annual installments from the date of grant.

(3)	These amounts reflect the grant date fair value of the restricted stock units granted during 2016 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 28, 2017.

Outstanding Equity Awards at December 31, 2016

The following table provides information regarding each vested and unvested stock option and stock award held by each named executive officer as of December 31, 2016.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(2)
Name	Vested	Unvested
Kevin Sayer					160,000	(3)	$9,551,840
	55,806	—	$4.58	05/19/2019
	31,464	—	$7.63	05/19/2018
	43,649	—	$8.79	11/06/2017
Jess Roper					55,000	(3)	$3,283,445
Donald M. Abbey					55,000	(4)	$3,283,445
Richard Doubleday					70,084	(3)	$4,183,945
Steven R. Pacelli					72,334	(3)	$4,318,267
	8,927	—	$9.80	03/12/2020
	2,855	—	$7.63	05/19/2018
	9,637	—	$7.79	08/02/2017

(1)	Equal to the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Details and Elements of Our 2015 Compensation—Equity Incentive Programs” above for a discussion of how we have valued our common stock. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 28, 2017.

(2)	Represents the fair market value of the unvested restricted stock units as of December 31, 2016 calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 30, 2016, which was $59.70 less the par value of our common stock.

(3)	Restricted stock units vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments over the following 24 months.

(4)	Restricted stock units vest over a 36-month period in three equal annual installments from the date of grant.

2016 Option Exercises and Stock Vested

The following table shows stock options exercised by our named executive officers in fiscal 2016 as well as stock awards that vested during fiscal 2016.

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kevin Sayer	20,000	$1,643,753	120,000	$9,096,130
Jess Roper	—	—	35,000	$2,655,195
Donald M. Abbey	—	—	—	—
Steven R. Pacelli	4	$317	58,103	$4,403,400
Richard Doubleday	—	—	53,750	$4,019,449

Employment, Severance and Change of Control Arrangements

We have entered into change of control arrangements with Messrs. Sayer, Roper, Abbey, Pacelli and Doubleday (the “Change of Control Agreements”). The Change of Control Agreements provide that in the event of a change of control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options and restricted stock units held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreements will be accelerated in full. The Change of Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreements represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance.

The following table summarizes the potential payments and benefits payable to each of Messrs. Sayer, Roper, Abbey, Pacelli and Doubleday upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, the potential payments and benefits if Messrs. Sayer, Roper, Abbey, Pacelli and Doubleday had been terminated on December 31 2016.

	Involuntary Termination Not For Cause or Constructive Termination			Termination Following a Change of Control
	Type of Payment or Benefit:			Type of Payment or Benefit:
Name	Severance	Accelerated Restricted Stock Units		Severance	Accelerated Restricted Stock Units
Kevin Sayer	$475,000	$5,969,900	(1)	$475,000	$9,551,840	(1)
Jess Roper	$285,000	$1,989,947	(1)	$285,000	$3,283,445	(1)
Donald M. Abbey	$340,000	$1,094,521	(1)	$340,000	$3,283,445	(1)
Steven R. Pacelli	$340,000	$2,736,244	(1)	$340,000	$4,318,267	(1)
Richard Doubleday	$340,000	$2,577,027	(1)	$340,000	$4,183,945	(1)

(1)	Represents the value of accelerated vesting of the named executive officer’s restricted stock units. The closing price of our common stock on December 31, 2016 was $59.70.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (c)
Equity compensation plans approved by stockholders(1)(2)	707,301	$7.40	3,412
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	707,301	$7.40	3,412

(1)	Includes securities issued or available for future issuance pursuant to the 2005 Equity Incentive Plan, the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan. 2,010,973 shares under column (c) are attributable to our 2015 Equity Incentive Plan and 1,400,808 are attributable to our 2015 Employee Stock Purchase Plan.

(2)	Shares reserved for future issuance under the 2015 Equity Incentive Plan may be granted as restricted stock, restricted stock units, options or other equity awards.

(3)	As of December 31, 2016, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices

The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2016, in addition to his role as Executive Chairman of our Board, Mr. Gregg was employed as an executive officer, leading our external efforts and, as an officer, was paid $2,730,884, including $2,247,366 of stock awards, $256,935 of bonus earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis” and $16,583 in premiums paid to employee health and life insurance policies. Mr. Gregg’s base salary as an employee is $210,000. In June 2007, we entered into an Employment Agreement with Mr. Gregg, as amended in December 2008 (the “Gregg Employment Agreement”). Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months’ salary as severance and full acceleration of the vesting of all of the shares subject to all options and restricted stock units held by him and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In the event of Mr. Gregg’s death or disability, there will be full acceleration of the vesting of all of the shares subject to all options and restricted stock units held by him and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In addition, all stock options and restricted stock units granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change of control.

During 2016, we employed Mr. Gregg’s son-in-law, Jake Leach as our Senior Vice President of Research and Development. During 2016, Mr. Leach was paid $359,493 cash compensation and was granted 32,000 restricted stock units. In addition, we employed Mr. Gregg’s daughter-in-law, Leah Baccitich, as our Corporate and Compliance Counsel. During 2016, Ms. Baccitich was paid $118,324 in cash compensation and was granted 858 restricted stock units. During 2016, we also employed Mr. Sayer’s son, Erick Sayer as our Corporate Counsel. Erick Sayer was paid $104,884 in cash compensation and was granted 1,200 restricted stock units.

Other than the employment of Mr. Gregg, Mr. Leach, Ms. Baccitich and Mr. Sayer, since January 1, 2016, there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential DexCom information.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in DexCom’s Proxy Materials. Stockholders of DexCom may submit proposals on matters appropriate for stockholder action at meetings of DexCom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in DexCom’s proxy materials relating to its 2018 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by DexCom no later than December 7, 2017. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, CA 92121.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. DexCom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of DexCom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2018 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by DexCom’s Secretary at the principal executive offices of DexCom between February 15, 2018 and March 17, 2018. However, in the event that the annual meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by DexCom. A stockholder’s notice to DexCom’s Secretary must set forth the information required by DexCom’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.

We filed our annual report on Form 10-K for the fiscal year ended December 31, 2016 with the SEC on February 28, 2017. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin Sayer
President and Chief Executive Officer

San Diego, California

April    , 2017

Appendix A

DEXCOM, INC.

AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

(March 16, 2017)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2. SHARES SUBJECT TO THE PLAN.

2.1. Number of Shares Available. Subject to Sections 2.5, and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of this Plan by the Board, is 7,600,000 Shares, plus (i) Shares that are subject to stock options or other awards granted under the Company’s 2005 Equity Incentive Plan (the “Prior Plan”) on the Effective Date (as defined below), that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date for any reason other than the exercise of a stock option or SAR, (ii) Shares issued under the Prior Plan that are repurchased by the Company at the original issue price; or (iii) Shares that are subject to stock options or other awards granted under the Prior Plan that otherwise terminate without Shares being issued.

2.2. Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under this Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Shares used to pay the exercise price of an Award, Shares withheld to satisfy the tax withholding obligations related to an Award or Shares repurchased by the Company for any reason other than Shares repurchased at their original issue price, in each case will not become available for future grant or sale under this Plan. Except as set forth above, any Awards granted including but not limited to Awards granted as SARs shall reduce the number of shares granted on a one-for-one Share for Share basis and any Shares withheld shall not again be made available for Awards under the Plan. To the extent that any Award is forfeited, repurchased or terminates without Shares being issued, Shares may again be available for issuance under this Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3. Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4. Limitations. No more than 7,600,000 Shares shall be issued pursuant to the exercise of ISOs.

2.5. Adjustment of Shares. If the number of outstanding Shares is changed by an extraordinary cash dividend, a stock dividend, recapitalization, spin-off, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under this Plan set forth in Sections 2.1 and 2.2, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of Shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 or to a Non-Employee Director in Section 12 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up (down in the case of ISOs) to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

2.6. Vesting / Acceleration Restriction. Awards shall not provide for any vesting prior to at least twelve (12) months from grant. In addition, the Committee will not permit the discretionary acceleration of vesting of Awards. Notwithstanding the foregoing, the Committee may permit (i) acceleration of vesting of Awards in the event of the Participant’s death or Disability, or Change of Control and (ii) the vesting of Awards on any basis prior to twelve (12) months from grant or any acceleration of vesting of Awards representing up to an aggregate of five percent (5%) of the Shares reserved and available for grant under the Plan.

3. ELIGIBILITY. ISOs may be granted only to an eligible Employee. All other Awards may be granted to an eligible Employee, Consultant, Director or Non-Employee Director; provided such Consultant, Director or Non-Employee Director renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to be granted more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that a new Employee (including a new Employee who is also an officer or director of the Company or any Parent, Subsidiary or Affiliate) is eligible to be granted up to a maximum of 2,000,000 Shares in the calendar year in which such Employee commences employment.

4. ADMINISTRATION.

4.1. Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, subject to Section 2.6, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, subject to Section 2.6, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) determine the terms and conditions of any, and to institute any Exchange Program approved by stockholders;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles, provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(o) adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan and any country addenda to the Award Agreements) relating to the operation and administration of this Plan to accommodate grants to participants residing outside of the United States and comply with the requirements of local law and procedures;

(p) make all other determinations necessary or advisable for the administration of this Plan; and

(q) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.

4.2. Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under this Plan. Any dispute regarding the interpretation of this Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3. Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors applicable to the vesting or settlement of any portion of such Award. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which the performance goals based on such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). To preserve its original intent at the time of grant with respect to the Performance Factors, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee, in its sole discretion, may adjust the performance goals and Performance Factors to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

4.4. Documentation. The Award Agreement for a given Award, this Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5. Foreign Award Recipients. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws and practices in countries other than the United States in which the Company and its Subsidiaries and Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries and Affiliates shall be covered by this Plan; (ii) determine which individuals outside the United States are eligible to participate in this Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (iii) modify the terms and conditions of any Award granted to individuals who are located outside the United States or who are foreign nationals to comply with applicable foreign laws, policies, customs and practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent determined necessary or advisable by the Committee and provided that (a) no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof and (b) in such instance, such subplans and/or modifications shall be attached to this Plan as appendices; and (v) take any action, before or after an

Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Award shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.

5. OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable, granted to an eligible Employee, Consultant or Director. All Options shall be granted pursuant to an Award Agreement.

5.1. Terms of Options. Each Option granted under this Plan will be identified as an Incentive Stock Options within the meaning of the Code (“ISO”) or a Nonqualified Stock Option (“NSO”). Applicable conditions may be based on completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of an Option that is being earned upon satisfaction of performance goals based on Performance Factors, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Option; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be earned by the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Options that are subject to different Performance Periods and having performance goals based on different Performance Factors and other criteria.

5.2. Date of Grant. An Option’s date of grant will be that date on which the Committee makes the determination to grant such Option, or any such future date specified by the Committee. The Award Agreement will be delivered to the Participant within a reasonable time after the date of grant.

5.3. Exercise Period. Subject to Section 2.6, Options will vest and be exercisable within the times or upon the conditions as set forth in the Award Agreement; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date of grant; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to vest and be exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares as the Committee determines.

5.4. Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 11 of this Plan, the Award Agreement and any procedures established by the Company.

5.5. Method of Exercise. Any Option granted hereunder will vest and be exercisable at such times and under such conditions as determined by the Committee and set forth in the Award Agreement, subject to the terms and conditions of this Plan. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised plus payment or provision for applicable withholding taxes. Shares issued upon exercise of an Option will be issued in the name of the Participant. Notwithstanding the exercise of the Option, until such time as the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of this Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(a) Termination of Service. If the Participant’s Service terminates for any reason except a termination by the Company for Cause or because of the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates, no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.

(b) Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates for any reason except a termination by the Company for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

(d) Cause. If the Participant is terminated by the Company for Cause, then Participant’s Options shall expire on the date Service terminates, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause shall have the meaning set forth in this Plan.

5.6. Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent a Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.7. Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be so evaluated in the order in which they were granted, beginning with the grant first in time. The Fair Market Value of the Shares will be determined as of the Option’s date of grant. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.8. Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Subject to Section 18, the Committee may (a) reduce the Exercise Price of outstanding Options or (b) grant Options in substitution for cancelled options or other Awards authorized under the Plan. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.9. Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.

5.10. No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code

5.11. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

6. RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell Shares subject to restrictions (“Restricted Stock”) to an eligible Employee, Consultant, or Director. The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions applicable to the Shares and all other terms and conditions of the Restricted Stock Award, subject to this Plan.

6.1. Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price plus payment or provision for applicable withholding taxes, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.2. Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value but not less than the par value of the Shares on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of this Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.3. Terms of Restricted Stock Awards. Subject to Section 2.6, Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. Applicable restrictions may be based on completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of a Restricted Stock Award that is being earned upon satisfaction of performance goals based on Performance Factors, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be earned by the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having performance goals based on different Performance Factors and other criteria.

6.4. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

7. STOCK BONUS AWARDS. A Stock Bonus Award is an award of Shares made to an eligible Employee, Consultant, or Director in consideration for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary, as permitted by law. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.1. Terms of Stock Bonus Awards. Subject to Section 2.6, the Committee will determine to whom a Stock Bonus Award will be made, the number of Shares under the Stock Bonus Award, the restrictions, if any, applicable to such Shares and all other terms and conditions of the Stock Bonus Award, subject to this Plan. Applicable restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of any Stock Bonus Award that is being earned upon satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.

7.2. Form of Payment to Participant. As determined in the sole discretion of the Committee, a Stock Bonus Award may be paid in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value (as of the date of payment) of the Shares earned under such Stock Bonus Award.

7.3. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

8. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.1. Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may be not less than Fair Market Value or the par value of the Shares. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Award Agreement. Prior to the grant of any SAR that is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.

8.2. Exercise Period and Expiration Date. Subject to Section 2.6, a SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.3. Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.4. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

9. RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.1. Terms of RSUs. Subject to Section 2.6, the Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Award Agreement. Prior to the grant of any RSU that is being earned upon satisfaction of performance goals, the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.

9.2. Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.3. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

10. PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant, or Director of Performance Shares or a cash bonus denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.1. Terms of Performance Awards. Subject to Section 2.6, the Committee will determine the terms of a Performance Award including, without limitation: (a) the number of Shares or amount of cash subject to the Performance Award; (b) the time or times during which the Performance Award may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s termination of Service on each Performance Award. A Performance Award may be awarded upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Award Agreement. Prior to the grant of any Performance Award that is being earned upon satisfaction of performance goals, the Committee will: (x) determine the nature, length and starting date of any Performance Period for the Performance Award; (y) select from among the Performance Factors to be used to measure such performance goals, if any; and (z) determine the number of Shares deemed subject to the Performance Award. Performance Periods may overlap and participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria. No Participant will be eligible to receive cash-based Awards of (i) more than $5,000,000 of value in the calendar year grant for all such Awards with a Performance Period greater than one (1) year, or (ii) more than $3,000,000 of value in the calendar year grant for all such Awards with a Performance Period of one (1) year or less.

10.2. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

11. PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth or prohibited in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of Shares held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with this Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

Unless determined otherwise by the Committee, all payments under any of the methods indicated above shall be made in United States dollars.

12. GRANTS TO NON-EMPLOYEE DIRECTORS. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. The aggregate number of Shares subject to Awards granted under this Section 12 to a Non-Employee Director in any calendar year shall not exceed 30,000 Shares.

12.1. Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.2. Vesting, Exercisability and Settlement. Except as set forth in Section 6 and 21, Awards shall vest, be exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall be not less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.3. Election to receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or in a combination thereof, as determined by the Board. Such Awards shall be issued under this Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.

13. WITHHOLDING TAXES.

13.1. Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax and social insurance requirements or any other tax liability legally due from the Participant.

13.2. Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company Shares having a Fair Market Value equal to the minimum amount required to be withheld or (iv) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.

14.1. Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.

14.2. Beneficiaries. Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of such Participant’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by such Participant in writing with the Company during such Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at such Participant’s death shall be paid to or exercised by such Participant’s executor, administrator, or legal representative.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1. Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions shall be accrued and paid only at such time if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares subject to such Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which they are forfeited; provided, that under no circumstances may Dividend Equivalent Rights be granted for any Option or SAR and provided, further, that no Dividend Equivalent Right shall be paid with respect to Unvested Shares, and any such dividends or stock distributions shall be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such

Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares

15.2. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. EXCHANGE AND BUYOUT OF AWARDS. An Exchange Program, including but not limited to any repricing of Options or SARs is not permitted without prior stockholder approval.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1. Assumption or Replacement of Awards by Successor. In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under this Plan shall be subject to the documentation evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction.

(a) The continuation of an outstanding Award by the Company (if the Company is the successor entity).

(b) The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code.

(c) The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of an equivalent award with substantially the same terms for such outstanding Award (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code).

(d) A payment to the Participant equal to the excess of (i) the Fair Market Value of the Shares subject to the Award as of the effective date of such Corporate Transaction over (ii) the Exercise Price or Purchase Price of Shares, as the case may be, subject to the Award in connection with the cancellation of the Award. Such payment will be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. The successor corporation may provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). Subject to Section 409A of the Code, such payment may be made in installments, may be deferred until the date or dates when the Award would have become exercisable or such Shares would have vested, and such payment may be subject to vesting based on the Participant’s continuing such payment initially will be calculated without regard to whether or not the Award is then exercisable or such Shares are then vested. In addition, any escrow, holdback, earnout or similar provisions in the agreement for such Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares. If the Exercise Price of the Shares subject to an Option exceeds the Fair Market Value of such Shares, then the Option may be cancelled without making a payment to the Participant. For purposes of this subsection, the Fair Market Value of any security will be determined without regard to any vesting conditions that may apply to such security.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. Notwithstanding the foregoing, solely upon a Corporate Transaction in which the successor or acquiring corporation refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction notwithstanding any other provision in this Plan to the contrary, and unless otherwise determined by the Committee, all Awards granted under this Plan shall accelerate in full as of the time of consummation of the Corporate Transaction. In such event, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

21.2. Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under this Plan or authorized for grant to a Participant in a calendar year.

21.3. Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. After this Plan is terminated or expires, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards held by an executive officer shall be subject to clawback, recoupment or forfeiture (i) to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, as determined by the Board in its sole discretion, (ii) as provided under any clawback, recoupment or forfeiture policy adopted by the Board or (iii) required by law. Such clawback, recoupment or forfeiture policy, in addition to any other remedies available under applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

28.1. “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

28.2. “Award” means any award under this Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

28.3. “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award and country-specific appendix thereto for grants to non-U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

28.4. “Board” means the Board of Directors of the Company.

28.5. “Cause” means termination of the Participant’s Service on the basis of the Participant’s conviction (or a plea of nolo contendere) of fraud, misappropriation, embezzlement or any other act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in a substantial gain or personal enrichment to the Participant at the expense of the Company or any Subsidiary.

28.6. “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

28.7. “Committee” means the Compensation Committee of the Board or those persons to whom administration of this Plan, or part of this Plan, has been delegated as permitted by law.

28.8. “Common Stock” means the common stock of the Company.

28.9. “Company” means Dexcom, Inc., or any successor corporation.

28.10. “Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

28.11. “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

Notwithstanding the foregoing, a Corporate Transaction shall not be deemed to result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction the sole purpose of which is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

28.12. “Director” means a member of the Board.

28.13. “Disability” means in the case of ISOs, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

28.14. “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

28.15. “Effective Date” means the date the Plan is approved by the stockholders of the Company which shall be within twelve (12) months of the approval of the Plan by the Board.

28.16. “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

28.17. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

28.18. “Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.

28.19. “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

28.20. “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

28.21. “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

28.22. “IRS” means the United States Internal Revenue Service.

28.23. “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

28.24. “Option” means an award of an option to purchase Shares pursuant to Section 5.

28.25. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.26. “Participant” means a person who holds an Award under this Plan.

28.27. “Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of this Plan.

28.28. “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a) Profit Before Tax;

(b) Billings;

(c) Revenue;

(d) Net revenue;

(e) Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, or as otherwise adjusted);

(f) Operating income;

(g) Operating margin;

(h) Operating profit;

(i) Controllable operating profit, or net operating profit;

(j) Net Profit;

(k) Gross margin;

(l) Operating expenses or operating expenses as a percentage of revenue;

(m) Net income;

(n) Earnings per share;

(o) Total stockholder return;

(p) Market share;

(q) Return on assets or net assets;

(r) The Company’s stock price;

(s) Growth in stockholder value relative to a pre-determined index;

(t) Return on equity;

(u) Return on invested capital;

(v) Cash Flow (including free cash flow or operating cash flows)

(w) Cash conversion cycle;

(x) Economic value added;

(y) Individual confidential business objectives;

(z) Contract awards or backlog;

(aa) Overhead or other expense reduction;

(bb) Credit rating;

(cc) Strategic plan development and implementation;

(dd) Succession plan development and implementation;

(ee) Improvement in workforce diversity;

(ff) Customer indicators;

(gg) New product invention or innovation;

(hh) Attainment of research and development milestones;

(ii) Improvements in productivity;

(jj) Bookings;

(kk) Attainment of objective operating goals and employee metrics; and

(ll) Any other metric that is capable of measurement as determined by the Committee.

28.29. “Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

28.30. “Performance Share” means an Award granted pursuant to Section 10 or Section 12 of this Plan.

28.31. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

28.32. “Person” shall have the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

28.33. “Plan” means this DexCom, Inc. 2015 Equity Incentive Plan, as amended.

28.34. “Purchase Price” means the price to be paid for Shares acquired under this Plan, other than Shares acquired upon exercise of an Option or SAR.

28.35. “Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of this Plan, or issued pursuant to the early exercise of an Option.

28.36. “Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of this Plan.

28.37. “SEC” means the United States Securities and Exchange Commission.

28.38. “Securities Act” means the United States Securities Act of 1933, as amended.

28.39. “Service” shall mean service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate of the Company, subject to such further limitations as may be set forth in this Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (i) medical leave, (ii) military leave, or (iii) any other leave of absence approved by the Company. In the case of any Employee on an approved leave of absence, Awards shall not vest during such leave of absence, except as may be required by applicable Law. At such time as such Employee returns to regular and continuous service with the Company following the leave of absence, the vesting schedule applicable to the Awards shall recommence, with the total period of the vesting schedule extended by a number of days equal to the total number of days of Employee’s leave of absence, except that in no event may an Award be exercised after the expiration term set forth in the Award Agreement. Similarly, if Employee’s schedule reduces to a less than a full-time service arrangement, Awards shall vest on a proportionately and commensurately slower schedule, except that in no event may an Award be exercised after the expiration term set forth in the Award Agreement. No fractional shares may be issued. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Except as set forth in this Section 28.39, an employee shall have terminated employment as of the date he or she ceases to provide Services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

28.40. “Shares” means shares of the Company’s Common Stock and the common stock of any successor security.

28.41. “Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of this Plan.

28.42. “Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of this Plan.

28.43. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.44. “Treasury Regulations” means regulations promulgated by the United States Treasury Department.

28.45. “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

APPENDIX B

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF DEXCOM, INC.

DexCom, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

The first paragraph of Article IV of the Restated Certificate of Incorporation, relating to Authorization of Shares is amended to be and read as follows:

“The total number of shares of all classes of stock which the corporation has authority to issue is 205,000,000 shares, consisting of two classes: 200,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this                                  day of                                 , 2017 and the foregoing facts stated herein are true and correct.

DEXCOM, INC.

By:
Kevin Sayer, Chief Executive Officer

B-1

EVENT # CLIENT # OFFICE # PROXY TABULATOR FOR DEXCOM, INC 6340 Sequence Drive SAN DIEGO, CA 92121 The undersigned hereby appoints Kevin Sayer and Kevin Sun, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DEXCOM, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 P.M., PDT on May 31, 2017, at DexCom’s facilities at 6310 Sequence Drive, San Diego, California, and any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017, “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS, “FOR” ONE YEAR ON A NON-BINDING ADVISORY BASIS FOR THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, “FOR” APPROVAL OF OUR AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN, AND “FOR” APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE ANNUAL MEETING. THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY OR PROXIES HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE SHARES OF COMMON STOCK OF THE COMPANY HELD BY THE UNDERSIGNED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. All votes must be received by 0:00 P.M., Eastern Time, MAY 30, 2017 All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May XX, 2017. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/xxxx • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-XXX-XXXX INTERNET TELEPHONE VOTED BY: Annual Meeting of DexCom, Inc. to be held on Wednesday, MAY 31, 2017 for Holders as of April 7, 2017 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. For 1 Year For For 4: To recommend a non-binding advisory resolution on the frequency of stockholder votes on executive compensation. 3: Advisory resolution to approve executive compensation. 5: To approve our Amended and Restated 2015 Equity Incentive Plan. 6: To approve an amendment to DexCom’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 200 million. 2: To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Date: MAY 31, 2017 Time: 2:00 P.M. (Local Time) Place: 6310 Sequence Drive San Diego, CA 92121 Annual Meeting of DexCom, Inc. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures—This section must be completed for your Instructions to be executed. For For For For 1 year 2 years 3 years Abstain For Against Abstain Directors Recommend Please make your marks like this: Use dark black pencil or pen only 1a. Richard Collins 1b. Mark Foletta 1c. Eric J. Topol The Board of Directors Recommends a Vote FOR proposals 1, 2, 3, 4, 5, and 6. 1: Election of Directors Call For Against Abstain

To attend the meeting and vote your sharesin person, please mark this box. Proxy — DexCom, Inc. Annual Meeting of Stockholders May 31, 2017, 2:00 p.m. (Pacific Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Kevin Sayer, Kevin Sun (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of DexCom, Inc., a Delaware corporation(” the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 6310 Sequence Drive, San Diego, CA 92121, on Wednesday, May 31, 2017, at 2:00 p.m., (PT) and all adjournmentsthereof.The purpose of the Annual Meeting is to take action on the following:1. Proposal 1: To elect Directors.2. Proposal 2: To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.3. Proposal 3: Advisory resolution to approve executive compensation. 4. Proposal 4: To recommend a non-binding advisory resolution on the frequency of stockholder votes on executive compensation. 5. Proposal 5: To approve our Amended and Restated 2015 Equity IncentivePlan.6. Proposal 6: To approve an amendment to DexCom’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 200 million. The three directors up for re-election are: Richard Collins, Mark Foletta and Eric J. Topol.The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box(SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. Please separate carefully at the perforation and return just this portion in the envelope provided.